ASSET AND STOCK PURCHASE AGREEMENT
between
TEREX CORPORATION
and
TADANO LTD.
dated as of February 22, 2019

i

Table of Contents
Page
ARTICLE I
DEFINITIONS

Section 1.1	Certain Defined Terms………………………………………................................………………...	2
Section 1.2	Other Interpretive Provisions………………….....………………………….........…….	11
ARTICLE II
PURCHASE AND SALE OF ASSETS AND SHARES
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
ARTICLE V
COVENANTS AND AGREEMENTS

ARTICLE VI
CONDITIONS TO SELLER PARENT’S OBLIGATIONS

Section 6.1	Representations and Warranties…………………………………………………..............	65
Section 6.2	Performance………………………………………………………………………............	65
Section 6.3	Officer’s Certificate……………………………………………………………….............	65
Section 6.4	Consents and Approvals…………………………………………………………..............	65
Section 6.5	Injunction…………………………………………………………………………............	65
Section 6.6	Ancillary Agreements……………………………………………………………..............	66
ARTICLE VII
CONDITIONS TO THE BUYER’S OBLIGATIONS

Section 7.1	Representations and Warranties……………………………….……………………..........	66
Section 7.2	Performance………….......…………………………………………………………..........	66
Section 7.3	Officer’s Certificate………………………………………………………………….........	66
Section 7.4	Consents and Approvals……………………………………………………………..........	66
Section 7.5	Injunctions………………………………………………………..………………….........	66
Section 7.6	Ancillary Agreements………………………………………………………………..........	66
Section 7.7	CFIUS Approval……………………………………………………………………..........	67

ARTICLE VIII
TERMINATION

Section 8.1	Termination…………………………………………………...............................................	67
Section 8.2	Effect of Termination……………………………………………………………................	67
ARTICLE IX
INDEMNIFICATION
ARTICLE X
MISCELLANEOUS

Schedules

Schedule 1.1(a)	Specified Business Employees
Schedule 1.1(b)	Seller Parent Knowledge Parties
Schedule 1.1(c)	Real Estate Leases
Schedule 1.1(d)	Certain Intellectual Property
Schedule 2.1(b)(viii)	Excluded IT Assets
Schedule 2.1(c)(xii)	Additional Excluded Assets
Schedule 2.2(b)(x)	Additional Assumed Liabilities
Schedule 2.2(c)(vii)	Additional Excluded Liabilities
Schedule 2.4(a)	Certain Consideration Amounts
Schedule 2.4(b)	Working Capital
Schedule 2.4(c)	Target Working Capital
Schedule 2.6(a)(xvi)	Resignations
Schedule 3.3	Capital Stock of the Sold Companies
Schedule 3.4	Subsidiaries
Schedule 3.5(a)(i)	Financial Statements
Schedule 3.5(a)(ii)	Non-Conforming Financial Statements
Schedule 3.6	Non-Contravention
Schedule 3.7(a)	Non-Compliance with Law; Permits
Schedule 3.7(b)	Required Consents
Schedule 3.8	Litigation
Schedule 3.9	Absence of Material Changes
Schedule 3.10	Tax Matters
Schedule 3.11(a)(i)	List of Business Employees
Schedule 3.11(a)(ii)	List of Business Temporary Workers
Schedule 3.11(a)(iii)	Union Action
Schedule 3.11(b)	Labor Practices
Schedule 3.11(c)	Collective Bargaining Agreements
Schedule 3.11(d)	Pending Workers’ Compensation Claims
Schedule 3.11(h)	Key Business Employees
Schedule 3.12(a)	Benefit Plans
Schedule 3.12(b)	Benefit Plans: Non-Compliance
Schedule 3.12(f)	Benefit Plans: Liabilities
Schedule 3.12(g)	Benefit Plans: Severance, Change-in-Control, Bonus Payments
Schedule 3.13(a)	Business Registered IP
Schedule 3.13(b)	Business Licensed IP
Schedule 3.13(c)	Business Owned IP Exceptions
Schedule 3.13(d)	Additional Business Owned IP Exceptions
Schedule 3.13(f)(i)	Software
Schedule 3.13(f)(ii)	End-of-Support
Schedule 3.14(a)	Material Contracts

v

Schedule 3.14(b)	Enforceability and Breaches of Material Contracts
Schedule 3.15	Environmental Matters
Schedule 3.16	Insurance
Schedule 3.17(b)(i)	Owned Real Property
Schedule 3.17(b)(ii)	Leased Real Property
Schedule 3.17(c)	Condition of Real Property
Schedule 3.18	Personal Property
Schedule 3.20	Assets
Schedule 3.22(a)	Related Party Transactions
Schedule 3.22(b)	Related Party Contracts
Schedule 3.23(a)	Bank Accounts
Schedule 3.23(b)	Power of Attorney
Schedule 3.24	Customers and Suppliers
Schedule 4.5(b)	Buyer Approvals and Consents
Schedule 5.1	Exceptions to Interim Operating Covenants
Schedule 5.6(a)	Employment Matters
Schedule 5.21	Related Party Contracts
Schedule 5.24	Credit and Support Obligations
Schedule 6.4	Required Consents
Schedule 6.5	Jurisdictions
Schedule 9.1(a)(v)	Indemnification

Index of Defined Terms

Defined Term	Section
Accounts Receivable	1.1
Acquired Assets	2.1(b)
Acquired Contracts	2.1(b)(iv)
Actual Working Capital	2.7(a)
Adjustment Notice	2.7(c)
Affiliate	1.1
Agreed Valuation Principles	2.7(a)
Agreement	1.1
Ancillary Agreement	1.1
Asset Seller or Asset Sellers	Preamble
Assignment and Assumption of Patents	1.1
Assignment and Assumption of Real Estate Leases	2.6(a)(v)
Assignment and Assumption of Trademarks	1.1
Assumed Liabilities	2.2(b)
Benefit Plans	3.12(a)
Bills of Sale	2.6(a)(i)
Books and Records	1.1
Business	1.1
Business Day	1.1
Business Employee	1.1
Business IP	1.1
Business IP License	3.13(b)
Business IT Systems	1.1
Business Licensed IP	3.13(b)
Business Owned IP	1.1
Business Registered IP	1.1
Business Temporary Worker	1.1
Buyer	Preamble
Buyer Indemnified Persons	9.1(a)
Buyer Tax Act	9.7(a)
Calculation Principles	1.1
Cash	1.1
CFIUS	1.1
CFIUS Approval	1.1
CFIUS Filing	5.27
Closing	2.5
Closing Date	2.5
Closing Net Cash	2.4(d)
Closing Receivables	5.12

Code	1.1
Company Material Adverse Effect	1.1
Confidentiality Agreement	1.1
Consents	1.1
Contracts	1.1
Control	1.1
Deeds	2.6(a)(iv)
Effective Time	2.5
Encumbrance	1.1
Environment	1.1
Environmental Claim	1.1
Environmental Laws	1.1
Environmental Permits	3.15(b)
Equipment	1.1
ERISA	1.1
Estimated Adjustment Amount	2.7(g)
Estimated Buyer Working Capital Payment	2.4(c)
Estimated Closing Net Cash	2.4(d)
Estimated Seller Parent Working Capital Payment	2.4(c)
Estimated Working Capital	2.4(c)
Excluded Assets	2.1(c)
Excluded Liabilities	2.2(c)
Export Approvals	3.28(a)(i)
Export Control Laws	3.28(a)
EY	2.7(e)
FCPA	3.25
Final Adjustment Amount	2.7(g)
Final Closing Net Cash	2.7(e)
Final Determination	1.1
Final German GAAP Financial Statements	5.19
Final Statement	2.7(e)
Final Working Capital	2.7(e)
Financial Statements	1.1
France Exercise Notice	2.8(b)
France Purchase Price	2.8(b)
French Shares	2.8(a)
French Put Option	2.8(b)
French Option Letter	2.8(b)
French Seller	Preamble
Fundamental Representation	1.1
German GAAP	1.1
German GAAP Financial Statements	5.19

Governmental Antitrust Authority	1.1
Governmental Authority	1.1
Hazardous Materials	1.1
Indebtedness	1.1
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Independent Accountant	2.7(e)
Initial Purchase Price	2.4(a)
Initial Statement	2.7(a)
Intellectual Property	1.1
Intercompany Accounts	1.1
Intercompany Balance Review Period	2.7(h)
Inventory	1.1
Investments	1.1
IP License Agreements	1.1
IRS	1.1
Knowledge of Seller Parent	1.1
Law	1.1
Leased Real Property	1.1
Liabilities	1.1
Losses	1.1
Material Contracts	3.14(a)
Moelis	3.21
Money Laundering Laws	3.27
Optional Business Employees	5.6(a)
Optional Non-Business Employees	1.1
Order	1.1
Other Competition Laws	1.1
Owned Real Property	1.1
Payoff Letters	2.6(a)(xiv)
Permits	3.7(a)
Permitted Encumbrances	1.1
Person	1.1
PLPA	1.1
Post-Closing Adjustment	2.7(g)
Post-Closing Adjustment Determination Date	2.7(g)
Post-Closing Consents	5.4
Pre-Closing Period	1.1
Preliminary Closing Working Capital	2.4(c)
Proceeding	3.8
Purchase Price	2.4(a)
Purchase Price Adjustment Consultation Period	2.7(d)

Purchase Price Adjustment Review Period	2.7(b)
Purchase Price Allocation Schedule	2.9(a)
R&W Costs	5.23
R&W Policy	5.23
Real Estate Leases	1.1
Real Property	1.1
Reference Date	2.4(b)
Reference Date Calculations	2.4(b)
Related Party Contact	3.14(a)(xi)
Release	1.1
Rental Equipment	1.1
Required Tax Payment	2.7(i)
Restricted Agreement	1.1
Restricted Assets	2.11
Restricted Country Restricted Person	1.1 1.1
Right Pocket	5.16(a)
Securities Act	4.8
Seller Intercompany Balance	2.7(h)
Seller Parent	Preamble
Seller Parent Indemnified Persons	9.2
Sellers	1.1
Site	1.1
Share Seller or Share Sellers	Preamble
Sold Company or Sold Companies	Preamble
Sold Company Intercompany Balance	2.7(h)
Sold Company Subsidiaries	3.4
Sold Shares	Preamble
Straddle Period	5.5(b)
Subsidiaries	1.1
Tangible Personal Property	1.1
Target Working Capital	2.4(c)
Tax or Taxes	1.1
Tax Claim	9.8(a)
Tax Return	1.1
Taxing Authority	1.1
Terex Australia	Preamble
Terex Austria	Preamble
Terex Brazil	Preamble
Terex Canada	Preamble
Terex Cranes	Preamble
Terex France	Preamble
Terex Germany	Preamble

x

Terex Global	Preamble
Terex India	Preamble
Terex Italy	Preamble
Terex Mexico	Preamble
Terex Middle East Terex SG	Preamble Preamble
Terex Shanghai	Preamble
Terex USA	Preamble
Termination Date	8.1(a)(ii)
Transaction Expenses	1.1
Transfer Taxes	1.1
Transferred Employees	1.1
Transition Agreements	1.1
Update Schedule	5.22
U.S. GAAP	1.1
U.S. Seller	1.1
VAT	1.1
VATA	2.4(a)
WARN Act	3.11(g)
Working Capital	1.1
Wrong Pocket	5.16(a)
Wrong Pocket Asset	5.16(a)
Wrong Pocket Liability	5.16(a)

ASSET AND STOCK PURCHASE AGREEMENT
This ASSET AND STOCK PURCHASE AGREEMENT, dated as of February 22, 2019, by and between Terex Corporation, a company organized under the laws of the state of Delaware, USA (“Seller Parent”), and Tadano Ltd., a company organized under the laws of Japan (the “Buyer”).
W I T N E S S E T H:
WHEREAS, Seller Parent together with (i) Terex Germany GmbH & Co KG a limited partnership organized under the laws of Germany, HRA 21897 local court of Düsseldorf (“Terex Germany”), (ii) Genie France S.A.R.L., a limited liability company (“société à responsabilité limitée”) organized under the laws of France (the “French Seller”), (iii) Terex Global GmbH, a limited liability company organized under the laws of Switzerland, company no. CH-290.4.016.364-4 (“Terex Global”), (iv) Terex Singapore PTE. LTD., a limited liability company organized under the laws of Singapore, company no. 200716135G (“Terex SG”), (v) Terex USA LLC, a limited liability company organized under the laws of the state of Delaware, USA (“Terex USA”), (vi) Terex Australia Pty Ltd, a proprietary limited company organized under the laws of Australia (“Terex Australia”), (vii) Terex Latin America Equipamentos LTDA, a limited liability company organized under the laws of Brazil (“Terex Brazil”), (viii) Terex Latin America S. de R.L. de C.V., a limited liability company organized under the laws of Mexico (“Terex Mexico”), (ix) Terex Canada Ltd., a limited liability company organized under the laws of Canada (“Terex Canada”), (x) Terex India Private Limited, a limited liability company organized under the laws of India (“Terex India”), (xi) Terex Equipment Middle East LLC, a limited liability company organized under the laws of the United Arab Emirates (“Terex Middle East”), (xii) Terex (Shanghai) Management Co., Ltd., a limited liability company organized under the laws of China (“Terex Shanghai”), (xiii) Terex Italia S.R.L., a limited liability company organized under the laws of Italy (“Terex Italy”), and (xiv) Terex Verwaltungs GmbH, a limited liability company organized under the laws of Austria (“Terex Austria”), are engaged, directly or indirectly, in the Business;
WHEREAS, Seller Parent, Terex Germany, Terex Global and French Seller (individually, each a “Share Seller”, and collectively referred to as the “Share Sellers”) are the direct or indirect legal and beneficial owners of (A) all of the outstanding capital stock (as more fully set forth on Schedule 3.3) of Terex Cranes Germany GmbH, a limited liability company organized under the laws of Germany, HRB 30291 local court of Zweibrucken (“Terex Cranes”), (B) the issued share capital (as more fully set forth on Schedule 3.3) of Terex France SA, a stock corporation (“société anonyme”) incorporated and registered in France (“Terex France”), (C) all of the outstanding capital stock (as more fully set forth on Schedule 3.3) of Terex Cranes Real Estate Verwaltungs GmbH, a limited liability company organized under the laws of Germany, HRB 75993 local court of Zweibrucken, and (D) 50% of the issued share capital of Demag IP Holdings GmbH, a limited liability company organized under the laws of Switzerland, company no. CHE-192.671.266 (each individually, a “Sold Company”, and collectively, the “Sold Companies”;
WHEREAS, Seller Parent, Terex Global, Terex SG, Terex Australia, Terex USA, Terex Brazil, Terex Mexico, Terex Canada, Terex India, Terex Middle East, Terex Shanghai, Terex Italy and Terex Austria (each individually, an “Asset Seller”, and collectively, the “Asset Sellers”) own the Acquired Assets (as defined below); and

WHEREAS, the parties hereto desire that (i) Seller Parent shall cause the Share Sellers to sell and transfer to the Buyer, and the Buyer shall purchase from the Share Sellers, the issued and outstanding capital stock of the Sold Companies as set forth on Schedule 3.3 hereto (the “Sold Shares”), (ii) Seller Parent shall cause the Asset Sellers to sell and transfer to the Buyer, and the Buyer shall purchase from the Asset Sellers, all of the Acquired Assets and assume all of the Assumed Liabilities (as defined below), in each case, upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“Accounts Receivable” shall mean accounts, notes and other receivables of the Business as of the Closing Date, in each case, calculated net of any allowances for doubtful accounts in accordance with U.S. GAAP.
“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, as of the date on which, or at any time during the period for which, the determination is being made.
“Agreement” shall mean this Asset and Stock Purchase Agreement by and between the parties hereto (including the Exhibits and Schedules attached hereto), as amended, modified or supplemented from time to time.
“Ancillary Agreements” shall mean the Bills of Sale, the Assignment and Assumption of Trademarks, the Assignment and Assumption of Patents, Deeds, the Assignment and Assumption of Real Estate Leases, the Transition Agreements and the IP License Agreement, if determined to be necessary by the Buyer and Seller Parent, and any other agreement, certificate or document to be executed by a party in connection with the transactions contemplated by this Agreement.
“Assignment and Assumption of Patents” shall mean an assignment and assumption of patents and proprietary processes containing customary terms and provisions, to be dated as of the Closing Date, in the form as reasonably agreed between the parties.

“Assignment and Assumption of Trademarks” shall mean an assignment and assumption of trademarks containing customary terms and provisions, to be dated as of the Closing Date, in the form as reasonably agreed between the parties.
“Books and Records” shall mean files, documents, papers, and other books and records pertaining to the Business or the Acquired Assets, regardless of the manner or form (for example, as paper files or computer files) in which such files, documents, papers and other books and records exist or are maintained.
“Business” shall mean the business of designing, manufacturing and selling all terrain cranes and lattice boom crawler cranes and their related components, replacement parts, and other construction related equipment and products.
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or Tokyo, Japan.
“Business Employee” shall mean each employee of (i) any Sold Company, (ii) any Sold Company Subsidiary, (iii) any Asset Seller exclusively or predominantly involved in the Business as of the end of the Business Day prior to the Closing Date, including those employees who are on a leave of absence, and (iv) each individual identified on Schedule 1.1(a).
“Business Temporary Worker” shall mean each temporary worker and each individual engaged as an independent contractor or other service provider (other than independent contractors or service providers that provide services that are not material to the Business, including, for the avoidance of doubt, outside attorneys, accountants, consultants or other such professional advisors), in each case, who is not a Business Employee and who is engaged by (i) any Sold Company or (ii) any Asset Seller exclusively or predominantly involved in the Business as of the end of the Business Day prior to the Closing Date.
“Business IP” shall mean all Business Owned IP (including the Business Registered IP) and Business Licensed IP.
“Business IT Systems” shall mean any information technology or computer systems (including all software, hardware, equipment, databases, and telecommunications infrastructure) used for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information and functions, in each case, that are used in or necessary for the conduct of the Business.
“Business Owned IP” shall mean all Intellectual Property used or held for use primarily in the Business and owned or purported to be owned by any of the Asset Sellers or the Sold Companies or Sold Company Subsidiaries.
“Business Registered IP” shall mean all Business Owned IP that is registered, filed, issued or granted under the authority of, with or by, any Governmental Authority (or registrar in the case of domain names), including all issued patents, registered copyrights, registered trademarks, domain names and all pending applications for any of the foregoing.

“Calculation Principles” means (i) the specific accounting policies, practices, bases and methodologies set forth on Schedule 1.1(e), which constitute the same accounting policies, practices, bases and methodologies (including the valuation and recognition principles as set forth on Schedule 1.1(e)) used in the preparation of the Financial Statements, and (ii) U.S. GAAP; provided, that notwithstanding the foregoing, to the extent there is any conflict between the immediately preceding clauses (i) and (ii), clause (i) shall control.
“Cash” shall mean the sum of cash and cash equivalents, liquid investments and the like, including “money market” funds, commercial paper funds, certificates of deposits, treasury bills and accrued interest thereon (plus all uncollected bank deposits and less all outstanding checks) of the Sold Companies (including their respective Subsidiaries) and the Business.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Approval” means a written notice from CFIUS received by either the Buyer or Seller Parent communicating that: (a) CFIUS has concluded its review of the transactions contemplated by this Agreement and that (i) such transactions do not constitute a “covered transaction”, (ii) there are no unresolved national security issues with respect to such transactions, or (iii) the United States government will not take action to prevent, suspend, or require mitigation in order to approve such transactions; (b) CFIUS has concluded an investigation into the transactions contemplated by this Agreement without sending a report to the President of the United States and that (i) there are no unresolved national security concerns with respect to such transactions or (ii) the United States government will not take action to prevent, suspend or mitigate such transactions; or (c) the President of the United States has decided not to take any action to suspend, prohibit, or mitigate the transactions contemplated by this Agreement; provided, that written notice from CFIUS shall not be required if (i) the period during which CFIUS or the President of the United States must act shall have expired without any such action being threatened, announced or taken or (ii) the President of the United States shall have announced (or otherwise communicated, directly or indirectly, to the Buyer or Seller Parent) a decision not to take any action to suspend, prohibit, or mitigate the transactions contemplated by this Agreement.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the temporary and final Treasury regulations promulgated thereunder.
“Company Material Adverse Effect” shall mean any change, effect, occurrence, circumstance or development that has a material adverse effect on the business, properties, assets, results of operations or financial condition of the Business, taken as a whole, but shall exclude any effects resulting from or relating to: (i) events affecting the United States, Canada, Europe, Asia, Australia or global economy or capital or financial markets generally; (ii) events that generally affect the crane manufacturing business in the markets in which the Business is currently conducted; (iii) changes in Law, U.S. GAAP, German GAAP or in the authoritative interpretations thereof; (iv) earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof; (v) the execution, announcement, existence or performance of this Agreement or the transactions contemplated hereby or the identity of the Buyer, including if any customer, dealer, agent or supplier ceases to do business with the Sold Companies or the Business as a result of the execution, performance or existence of this Agreement or the identity of the Buyer; (vi) any actions required under this Agreement or required in order to obtain any waiver or Consent from any Person or Governmental Authority; (vii) any adverse change in or effect on the Business or any of the Sold Companies that is cured by Closing; (viii) any failure by the Sellers or any of their Subsidiaries to meet any forecasts; and (viii) any actions to which the Buyer has consented or agreed pursuant to this Agreement.
“Confidentiality Agreement” shall mean the confidentiality letter agreement dated November 12, 2018 between the Buyer and Seller Parent.
“Consents” shall mean consents, approvals, authorizations, permits, clearances, exemptions, notices or the expiration or termination of any prescribed waiting period.
“Contracts” shall mean any contract, agreement, license and commitment whether written or oral.
“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Encumbrance” shall mean, with respect to any property or asset, any lien, encumbrance, mortgage, pledge, easement, use restriction, option or other rights to acquire an interest, rights of first refusal or security interest thereupon or in respect thereof.
“Environment” shall mean indoor and outdoor air, water (including surface and ground water, but excluding water in pipes and sewerage systems), soil, sediment, natural resources and land.
“Environmental Claim” shall mean any written notice, claim, demand, action, suit, complaint, order, lien, investigation, request for information or proceeding by any Person alleging violation of or liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any Environmental Laws, or concerning the Release of or human exposure to Hazardous Materials.
“Environmental Laws” shall mean all applicable Laws (including common law) in effect at the date of this Agreement and/or the Closing relating to pollution or protection of the Environment, or relating to the Release of, or human exposure to, Hazardous Materials, worker health and safety and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging or labeling of Hazardous Materials.
“Equipment” shall mean furniture, trade fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property and interests therein of the Asset Sellers that are primarily used or primarily held for use in the Business, but excluding Books and Records and Inventory.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Final Determination” shall mean a final agreement with any Taxing Authority or a final determination of a court of competent jurisdiction, including, but not limited to, a final determination within the meaning of Section 1313 of the Code or any analogous provision of applicable state, local or non-U.S. Law.
“Financial Statements” shall mean the unaudited consolidated balance sheets of the Business as of December 31, 2018, 2017 and 2016 and the unaudited income statements of the Business for the years then ended, each of which has been derived from the books and records of the Business and prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods involved.
“Fundamental Representations” means the representations and warranties contained in Section 3.1, Section 3.2(a), Section 3.3, Section 3.4 and Section 3.21.
“German GAAP” shall mean German generally accepted accounting principles and practices.
“Governmental Antitrust Authority” shall mean any Governmental Authority with regulatory jurisdiction over any Consent required for the consummation of the transactions contemplated by this Agreement, under Other Competition Laws.
“Governmental Authority” shall mean the government of any sovereign nation or of any state, province, territory, county, municipality or locality, and any governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial body, in each case acting for, with or by empowerment of such government.
“Hazardous Materials” shall mean any pollutant, contaminant or hazardous, toxic or dangerous waste, substance or material defined or regulated as such in, or for purposes of, any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, and polychlorinated biphenyls.
“Indebtedness” shall mean, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (other than advances received from customers against delivery of products or services in the ordinary course of business consistent with past practice of the Business, except as otherwise agreed to in Schedule 2.4(b)), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest is charged (other than trade payables incurred in the ordinary course of business consistent with past practice of such Person); (iv) any liability or obligation secured by a Lien on any asset; (v) all financial or capital leases (other than operating leases for equipment, goods and real estate used in the ordinary course of business, except as otherwise agreed to in Schedule 2.4(b)); (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person other than in connection with the financing of products in the ordinary course of business consistent with past practice of the Business, which are as set forth in Schedule 5.24, as may be updated in accordance with this Agreement, (vii) all obligations which are then due and owing to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar surety obligations; (viii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements; (ix) all obligations in respect of futures contracts, swaps, other hedging contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on the Closing Date), except, in each case, for such obligations that are set forth in Schedule 5.24; (x) all Transaction Expenses; (xi) all unpaid or unfunded pension obligations with respect to the Business Employees; and (xii) any accrued interest, “breakage costs,” redemption fees, out-of-pocket costs and expenses, premiums, penalties and other obligations owing pursuant to the instruments evidencing Indebtedness described in clauses (i) through (xi) above, assuming that such Indebtedness is repaid on the Closing Date.
“Intellectual Property” shall mean all patents, trademarks, trade names, brand names, domain names, websites, web page content, inventions, processes, formulae, copyrights, copyrightable marks, software, know-how, trade secrets, all other proprietary technology or intellectual property rights, and all registrations and applications therefor.
“Intercompany Accounts” means all payables, receivables or debt between any Sold Company or its Subsidiary on the one hand, and Seller Parent or any of its Affiliates (other than the Sold Companies and their Subsidiaries), on the other hand.
“Inventory” shall mean raw materials, work in progress, goods consigned by the Sellers, finished goods, parts, packaging and labels in respect of the Business (including, without limitation, any of the foregoing held for the benefit of the Business in the possession of third party manufacturers, suppliers, dealers or others in transit), which, in each case, is valued in accordance with U.S. GAAP, net of any applicable allowances, such as asset valuation allowances, under U.S. GAAP.
“Investments” means partnership interests or any other equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business association.
“IP License Agreements” means the Intellectual Property license agreements containing customary terms and provisions, in form and substance as reasonably acceptable to the Buyer and Seller Parent, including with respect to the Intellectual Property listed on Schedule 1.1(d).
“IRS” shall mean the U.S. Internal Revenue Service.
“Knowledge of Seller Parent” shall mean the actual knowledge (after due inquiry) of the individuals listed on Schedule 1.1(b).
“Law” shall mean any statute, law, ordinance, regulation, rule or Order of any Governmental Authority.
“Leased Real Property” shall mean any parcel of real property primarily used or held primarily for use in the Business together with all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto, held by Asset Sellers or Sold Companies (or any of the Sold Company Subsidiaries) pursuant to a lease, sublease, license or other written agreement, which are all set forth on Schedule 3.17(b)(ii).

“Liabilities” shall mean any and all liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract, any Law, Order or tort) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.
“Losses” shall mean all judgments, settlements, fines, losses, damages, costs, interest, penalties, expenses and Liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).
“Optional Non-Business Employees” means those individuals identified as Optional Non-Business Employees on Schedule 5.6(a).
“Order” shall mean any order, judgment, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal.
“Other Competition Laws” shall mean all non-U.S. Laws intended to prohibit, restrict or regulate actions having an anticompetitive effect or purpose, including, but not limited to, competition, restraint of trade, antimonopolization, merger control or antitrust Laws.
“Owned Real Property” shall mean those parcels of real property owned by the Asset Sellers or the Sold Companies (or any of the Sold Company Subsidiaries) wherever located that are primarily used or primarily held for use in the Business, which are all set forth on Schedule 3.17(b)(i), including any buildings, structures and improvements located on any such real property and all fixtures attached thereto and all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto.
“Permitted Encumbrances” shall mean any (i) Encumbrances for Taxes not yet due and payable or that are being diligently contested in good faith by appropriate proceedings that operate to stay the enforcement of any Lien, provided that in either case appropriate reserves have been made in respect thereof as required by and in accordance with applicable generally accepted accounting principles, (ii) Encumbrances in respect of property or assets imposed by Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) Encumbrances arising under original purchase price conditional sales contracts, reservation of title agreement and equipment leases with third parties that are contracts entered into in connection with the Business and (v) with respect to the Real Property (A) utility and other customary easements and encumbrances or (B) zoning, ordinances, building codes, regulations and enactments of any governmental or administrative agency having jurisdiction over such Real Property.
“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.
“PLPA” means that certain Profit and Loss Pooling Agreement, dated as of November 5, 2008, by and between Terex Demag GmbH and Terex Germany GmbH & Co. KG, as amended.

“Pre-Closing Period” shall mean the period from and after the date of this Agreement and until the earlier of (x) the termination of this Agreement or (y) the close of business local time in each applicable jurisdiction on the Closing Date.
“Real Estate Leases” shall mean, collectively, each lease, sublease or licensee pursuant to which any Sold Company (or any Sold Company Subsidiary) is granted the right to use or occupy the Leased Real Property, all of which are set forth on Schedule 1.1(c).
“Real Property” shall mean, collectively, the Owned Real Property and the Leased Real Property.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Material.
“Rental Equipment” shall mean equipment that is designated on the books and records of the Business as owned by the Asset Sellers and intended for rent to third parties primarily in connection with the Business.
“Restricted Agreement” means any agreement with a Restricted Person or a Person in a Restricted Country, regardless of whether such agreement was entered into by Seller Parent, any Seller, any Sold Company (including any Sold Company Subsidiary) or any reseller, distributor, partner or agent of any of the foregoing Persons.
“Restricted Country” means any country that is the subject of United States or European Union (including any member state of the European Union to whose jurisdiction the Business is or may be subject) economic sanctions, including Cuba, Iran, North Korea and Syria, as such list is updated from time to time.
“Restricted Person” means any Person that is the subject of applicable United States or European Union (including any member state of the European Union to whose jurisdiction the Business is or may be subject) economic sanctions, which Persons are listed on one or more of the lists of sanctioned persons and entities maintained by those countries, including the OFAC Consolidated Sanctions List, the List of “Specially Designated Nationals and Blocked Persons” and the Sectoral Sanctions Identifications List, as such lists are updated from time to time.
“Sellers” shall mean each of the Asset Sellers and Share Sellers.
“Site” shall mean the Real Property and any other real properties currently or previously owned, leased, occupied or operated by: (i) Seller Parent, the Asset Sellers or any of their respective predecessors, in each case, primarily in connection with the Business or Acquired Assets; or (ii) the Sold Companies (including their Subsidiaries) or any of their respective predecessors, in each case, including all soil, subsoil, surface waters and groundwater thereat.
“Subsidiaries” shall mean, with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person, directly or indirectly, owns more than 50% of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity.

“Tangible Personal Property” shall mean all tangible personal property of the Asset Sellers which are primarily used or held for use in the Business, in each case including Equipment, but excluding Inventory.
“Tax” or “Taxes” shall mean any taxes of any kind or nature, including but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross income, gross receipts, capital, capital gains, sales, use, ad valorem, franchise, profits or excess profits, transfer, withholding, payroll, employment, excise, severance, stamp, value added, real or personal property or windfall profits taxes, social security contributions and contributions levied by public or semi-public bodies (such as the chamber of industry and commerce (Industrie-und Handelskammer) in Germany), customs, duties and assessments or charges of the same or similar nature (whether computed on a separate or consolidated, unitary or combined basis, or in any other manner), together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority, including, for the avoidance of doubt, but not limited to, any taxes and ancillary charges within the meaning of Section 3 of the German General Tax Code (Abgabenordnung), provided that this applies irrespective of the manner of collection or assessment of the Tax and irrespective of whether the Tax is owed by the relevant party, Sold Company, or Sold Company Subsidiary itself, or whether the party, Sold Company or Sold Company Subsidiary is liable for the Tax on behalf of a third party by operation of law or by way of contract. Taxes will not include, however, any deferred taxes and/or notional taxes (for example, in the form of a reduction of losses carried forward or future write-downs).
“Tax Return” shall mean any return, report or statement required to be filed with any Taxing Authority with respect to Taxes relating to the Acquired Assets or the Sold Companies, including any schedule or attachment thereto or amendment thereof.
“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof or any transnational or supranational authority responsible for the administration, imposition or collection of such Tax.
“Transaction Expenses” means any and all (whether or not disclosed) (a) unpaid costs, fees and expenses of outside professionals incurred by the Business in connection with the negotiation, execution and consummation of the transactions contemplated hereby, including all legal fees, accounting, management or other similar fees and investment banking fees and expenses, (b) unpaid payment obligations of the Business that become due solely as a result of the consummation of the transactions contemplated hereby under any change in control, transaction bonus, severance or similar agreement or arrangement or pursuant to applicable Law existing at or prior to the Closing (including, for the avoidance of doubt, the employer portion of any employment Taxes payable with respect thereto) and (c) any Taxes payable with respect to clause (b) by any Sold Company or Sold Company Subsidiary, including Taxes on the invoices of professional advisors, which are not creditable or otherwise recoverable by the applicable Sold Company or Sold Company Subsidiary, but excluding Transfer Taxes.
“Transfer Taxes” shall mean any liability, obligation or commitment for transfer, documentary, sales, use, registration, stamp duty and other similar Taxes, recording charges and other similar fees or charges (including all applicable real estate transfer Taxes) and any amounts related thereto (including any penalties, interest and additions imposed with respect to any of the foregoing).
“Transferred Employees” means those Business Employees who (i) are Business Employees of any Sold Company or any Sold Company Subsidiary, or (ii) accept employment with the Buyer or any of its Affiliates or whose employment transfers from an Asset Seller or an Affiliate of Seller Parent to the Buyer or any of its Affiliates by operation of Law.
“Transition Agreements” shall mean the agreements for the provision of transition services and any other agreements containing customary terms and provisions, in each case, as mutually agreed to by the parties pursuant to Section 5.25.
“U.S. GAAP” shall mean United States generally accepted accounting principles and practices.
“U.S. Seller” shall mean any Seller of Acquired Assets incorporated in the United States.
“VAT” shall mean (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (Directive 2006/112/EC) and the applicable Laws, regulations and rules in the applicable jurisdiction, and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (i) above, or imposed elsewhere (including, for the avoidance of doubt, Swiss value added tax); in all cases of (i) or (ii) above, including any additions for late payments (Säumniszuschläge) and interest (Zinsen) as well as secondary liabilities in relation thereto.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act and comparable state or local laws.
“Working Capital” shall mean the sum of all lines listed on the illustrative calculation of working capital set forth on Schedule 2.4(b).
Section 1.2    Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole (including the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND SHARES
Section 2.1    Transfers of Assets.
(a)    On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller Parent shall, and shall cause the Asset Sellers to, sell, assign and transfer to the Buyer (and the Buyer shall purchase, acquire and accept from Seller Parent or such Asset Sellers), all of Seller Parent’s or such Asset Sellers’ right title and interest to and in the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
(b)    As used in this Agreement, the term “Acquired Assets” shall mean all assets, property, rights and privileges of the Asset Sellers that are primarily used or held for use in the Business as of the Closing Date, including all of the following items as they exist as of the Closing Date, but expressly excluding the Excluded Assets:
(i)    all right, title and interest of Seller Parent or the Asset Sellers in and to the Owned Real Property held by Seller Parent or such Asset Sellers;
(ii)    all right, title and interest of Seller Parent or the Asset Sellers in and to the Leased Real Property held by Seller Parent or such Asset Sellers, pursuant to the Real Estate Leases being assumed by the Buyer;
(iii)    all right, title and interests of Seller Parent or the Asset Sellers in any Intellectual Property owned by Seller Parent or the Asset Sellers and primarily used or held for use in the Business;
(iv)    all Contracts to which an Asset Seller is party and which is solely related to the Business, excluding such arrangements relating to employment and employee benefits, which shall be covered by Section 5.6 (collectively, the “Acquired Contracts”);
(v)    all Books and Records;
(vi)    to the extent transferable, all Permits (including Environmental Permits) held by the Asset Sellers;
(vii)    all Tangible Personal Property, Inventory and Rental Equipment;
(viii)    except as set forth on Schedule 2.1(b)(viii), (A) all computer and automatic machinery, servers, network equipment and connections, that are primarily used or held by Seller Parent or the Asset Sellers for use in the Business and (B) all software, program documentation, tapes, manuals, forms, guides and other materials with respect thereto and related licenses and other agreements that are primarily used or held for use by Seller Parent or the Asset Sellers in the Business;

(ix)    all Accounts Receivable or other rights to receive payments arising out of the Business, any Acquired Asset or any Assumed Liability as of the Effective Time, in each case as reflected in the Final Statement;
(x)    all rights, claims and credits to the extent arising primarily out of or relating to the Business, any Acquired Asset or any Assumed Liability, including claims in bankruptcy, and any such items arising under guarantees, warranties, offsets, indemnities and all other intangible property rights or claims and similar rights in favor of Seller Parent or any Asset Seller or any of their Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) primarily arising out of or relating to the Business, any Acquired Asset or any Assumed Liability; and
(xi)    all goodwill of Seller Parent, the Asset Sellers or their Affiliates associated with the Acquired Assets, the Assumed Liabilities and the Business.
(c)    As used in this Agreement, the term “Excluded Assets” shall mean the following assets, property, and rights of Seller Parent and the Asset Sellers, in each case, as they exist on the Closing Date:
(i)    any intercompany accounts receivable between the Asset Sellers, on the one hand, and Seller Parent or any of its other Affiliates (other than the Sold Companies and the Sold Company Subsidiaries), on the other hand;
(ii)    all rights of the Asset Sellers and their Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) under this Agreement, the Ancillary Agreements and any other documents, instruments or certificates executed in connection with this Agreement and the transactions contemplated hereby;
(iii)    Intellectual Property in and to the “Terex” brand name, including but not limited to the “Terex” logotype and trademark, service marks, trade names and domain names and any other Intellectual Property of Seller Parent and the Asset Sellers and their Affiliates (other than those owned by the Sold Companies or the Sold Company Subsidiaries), in each case, relating to Seller Parent and the Asset Sellers and their Affiliates (other than the Sold Companies or the Sold Company Subsidiaries) and not primarily used or held primarily for use in the Business;
(iv)    except as specifically contemplated in Section 5.6, all properties and assets of any Benefit Plans;
(v)    all of the Asset Sellers’ Cash;
(vi)    any interest bearing securities held by the Asset Sellers or their Affiliates;
(vii)    the corporate charters (or local equivalents), minutes and stock record books and corporate seals of each Asset Seller;

(viii)    any capital stock of or any equity interest in any Person other than the Sold Companies;
(ix)    all claims for relief, rights to receive refunds, credits, credit carry forwards and similar benefits, in each case, with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof in case of a Straddle Period, in which case such benefits shall be apportioned in accordance with the principles set forth in Section 5.5(c)) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the Business, but solely to the extent any such refunds, credits, credit carryforwards or similar benefits were not taken into account in the Final Working Capital;
(x)    all current and prior insurance policies and all rights of any nature with respect thereto (other than benefits and claims for proceeds or other rights arising under insurance Contracts or policies to the extent related to the Acquired Assets, the Assumed Liabilities or the ownership, use, function or value of any Acquired Asset, whether arising by way of counterclaim or otherwise, all of which shall constitute Acquired Assets);
(xi)    all rights, claims and credits to the extent arising out of or primarily relating to any Excluded Asset or any Excluded Liability, including claims in bankruptcy, and any such items arising under guarantees, warranties, offsets, indemnities and all other intangible property rights or claims and similar rights in favor of any Asset Seller or any of their Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) arising out of or primarily relating to any Excluded Asset or any Excluded Liability;
(xii)    the assets listed or described on Schedule 2.1(c)(xii); and
(xiii)    all assets of any kind and any nature whatsoever of the Asset Sellers and their Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) not primarily used or held for use in the Business.
Section 2.2    Assumption of Liabilities by the Buyer.
(a)    On the Closing Date and subject to the terms and conditions set forth in this Agreement, the Buyer shall expressly assume, and agree to pay or otherwise perform or discharge when due, the Assumed Liabilities.
(b)    As used in this Agreement, the term “Assumed Liabilities” shall mean only the following Liabilities of the Asset Sellers, in each case, to the extent solely arising out of the Business or the Acquired Assets, but expressly excluding the Excluded Liabilities:
(i)    all Liabilities of any Asset Seller or any of its Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) under the Acquired Contracts;
(ii)    all accounts payable related to the Business or the Acquired Assets, but only to the extent taken into account in the calculations of Final Working Capital;

(iii)    all Liabilities of any Asset Seller or any of its Affiliates (other than the Sold Companies or the Sold Company Subsidiaries, in each case, as lessee) under each of the Real Estate Leases, but only to the extent such Real Estate Lease constitutes an Acquired Contract;
(iv)    all Liabilities of the Asset Sellers or any of their Affiliates or any of its Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) in respect of any adverse claims, disputes, Proceedings, investigations or inquiries (asserted, instituted or rendered, or otherwise existing or occurring, prior to, on or at any time after, the Closing Date) arising out of, relating to or otherwise in respect of, (x) any and all goods sold or supplied, or services or other work performed (including, without limitation, all Liabilities of the Asset Sellers or any of their Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) based on express or implied warranties), by the Business before, on or after the Closing Date, or (y) the Acquired Assets or the Business, or the existence, ownership, possession, operation, conduct or condition thereof (whether by the Asset Sellers or any other Person) before, on or after the Closing Date;
(v)    the Liabilities relating to or arising out of employee benefits or the termination of Business Employees, in each case, to the extent expressly provided in Section 5.6;
(vi)    the Liabilities relating to or arising out of the collective bargaining agreements to the extent expressly provided in Section 5.6;
(vii)    to the maximum extent permitted by Law, all Liabilities of the Asset Sellers and their Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) relating to worker compensation insurance, claims and benefits for and by Transferred Employees and past employees of the Business, including, for the benefit of doubt (A) all similar statutory or contractual obligations in any jurisdiction to provide insurance, compensation or benefits for injured past or present employees, and (B) all administrative functions pertaining to existing and future worker compensation claims;
(viii)    all Liabilities for Taxes, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Business or the Acquired Assets (A) for any taxable period (or portion thereof in the case of a Straddle Period, the Taxes in respect of which shall be apportioned in accordance with the principles set forth in Section 5.5(c)) ending on or prior to the Closing Date, but solely to the extent such Taxes are reflected as a Liability on the Final Working Capital, and (B) for any taxable period (or portion thereof in the case of a Straddle Period, Taxes in respect of which shall be apportioned in accordance with the principles set forth in Section 5.5(c)) that begins after the Closing Date;
(ix)    all Liabilities arising out of, based upon, resulting from or relating to the Acquired Assets or the Business, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, and arising out of any fact, circumstance, occurrence, condition, act or omission of the Buyer; and
(x)    all other Liabilities listed or described on Schedule 2.2(b)(x).
(c)    As used in this Agreement, the term “Excluded Liabilities” shall mean the following Liabilities of Seller Parent and the Asset Sellers arising out of, in respect of, or relating to the Business or the Acquired Assets:

(i)    any intercompany accounts payable due to the Asset Sellers or their Affiliates (other than the Sold Companies and the Sold Company Subsidiaries) as of the Closing Date;
(ii)    all Liabilities, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, to the extent arising out of the operation or conduct by an Asset Seller or any of its Affiliates of any business other than the Business;
(iii)    all Liabilities of the Asset Sellers that relate to, or that arise out of, any Excluded Asset;
(iv)    all Liabilities for Taxes, whether or not accrued, assessed or currently due and payable, relating to the operation or ownership of the Business or the Acquired Assets for any period (or portion thereof in the case of a Straddle Period, Taxes in respect of which shall be apportioned in accordance with the principles set forth in Section 5.5(c)) ending on or prior to the Closing Date, except to the extent such Taxes are reflected as a Liability on the Final Working Capital, as well as: (A) any Liabilities for Taxes (whether or not relating to the Business), which are related to the Person of the applicable Asset Seller, including, for the avoidance of doubt, any income or capital gain Taxes realized on the sale of the Acquired Assets, and (B) any Taxes of any other Person for which an applicable Asset Seller (or Buyer in respect of its acquisition of the Acquired Assets) is held liable by virtue of contract (other than a routine commercial contract entered into in the ordinary course of business the principal purpose of which is not the allocation of Taxes), pursuant to applicable Law, as a transferee or successor or otherwise;
(v)    all Liabilities arising out of or relating to Environmental Laws or Environmental Permits relating to the Acquired Assets or the Business, to the extent relating to any fact, circumstance, occurrence, condition, act or omission first occurring or existing, in whole or in part, prior to the Closing Date;
(vi)    the Liabilities relating to or arising out of the termination of Business Employees, but only to the extent expressly provided in Section 5.6(c)(iii); and
(vii)    all other Liabilities listed or described on Schedule 2.2(c)(vii).
Section 2.3    Transfer of Shares. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller Parent shall, and shall cause the Share Sellers to, sell, convey, assign and transfer to the Buyer, and the Buyer will purchase, acquire and accept from Seller Parent and the Share Sellers, all of Seller Parent’s and the Share Sellers’ right, title and interest in and to the Sold Shares, free and clear of all Encumbrances other than Permitted Encumbrances.
Section 2.4    Consideration.
(a)    On the Closing Date and subject to the terms and conditions set forth in this Agreement, in consideration of the sale, assignment and transfer of the Sold Shares and the Acquired Assets, in addition to the assumption by the Buyer of the Assumed Liabilities, the Buyer will pay to the Sellers, $215,000,000, plus (i) Estimated Closing Net Cash (which may be a negative number), plus (ii) the Estimated Buyer Working Capital Payment, if any, minus (iii) the Estimated Seller Parent Working Capital Payment, if any, minus (iv) the amount set forth on

Schedule 2.4(a), by wire transfer of immediately available funds in U.S. dollars (such net amount, the “Initial Purchase Price,” and as adjusted pursuant to Sections 2.4(c), 2.4(d) and 2.7, the “Purchase Price”), to an account or accounts designated by Seller Parent in writing at least seven (7) Business Days before the Closing Date. With regard to the sale and transfer of the Sold Shares, it is the common understanding of the parties hereto that such sale and transfer is not subject to VAT, and no party hereto shall waive any exemption from VAT pursuant to Section 9 German Value Added Tax Act (“VATA”, Umsatsteuergesetz) or any similar provision under non-German VAT Laws. If any VAT accrues contrary to this understanding for any other reason than the waiver of a VAT exemption by the respective Share Seller, the Buyer shall pay such VAT after receipt of an invoice issued by the Seller in compliance with applicable VAT Laws. If and to the extent that VAT shall apply under applicable Law due to the sale and transfer of Acquired Assets, it shall become payable by the Buyer in addition to the Initial Purchase Price and the Purchase Price, unless the reverse charge procedure (Leistungsempfänger als Steuerschuldner) will apply. The Buyer shall pay such VAT to the applicable Seller or, in the case that the reverse charge procedure shall apply, to the applicable Taxing Authority, in each case, within fifteen (15) Business Days after receipt of a proper invoice from the applicable Seller complying with the requirements of VAT Law in the applicable jurisdiction and enabling the Buyer to claim such VAT as input VAT.
Should any asset sale by any of the Asset Sellers qualify as transfer of a going concern (Geschäftsveräußerung im Ganzen) being out of scope of VAT, the parties hereto shall seek and cooperate to treat the respective asset sale as such and provide each other with all relevant information for that purpose and the applicable Seller will provide the Buyer within twenty (20) Business Days after the Closing Date with all documentation (including calculations) required for an adjustment of input VAT according to Section 15a German VATA or any similar provision under any non-German Tax Law including copies of the invoices (Section 15 para 10 German VATA or any similar provision under any non-German Tax Law). If a VAT amount actually payable as a consequence of the consummation of the transactions contemplated by this Agreement turns out to be higher or lower than the amount shown on the relevant invoice issued by the applicable Asset Seller (including if no VAT has been invoiced at all) due to (i) an assessment after Closing of a Taxing Authority in charge of the applicable Seller’s or of the Buyer’s or (ii) for any other reason identified by the parties after Closing, the parties shall make appropriate declarations and filings with the relevant Governmental Authorities, amend any invoices (to the extent required by applicable VAT Laws), provide to the respective other party any requested information and copies of relevant documents and make any required payments to each other and the Governmental Authorities, respectively, in each case without undue delay. In particular, if according to a determination made by a Taxing Authority in charge of the applicable Asset Seller’s VAT affairs decides the VAT payable by the Asset Seller is higher than shown on the relevant invoice (including if no VAT has been invoiced at all), the Buyer shall pay the corresponding shortfall amount to the applicable Asset Seller within fifteen (15) Business Days after receipt of notification of the shortfall amount and of a corrected invoice which complies with the provisions of the VAT Laws from the applicable Asset Seller, but not earlier than five (5) Business Days before the applicable VAT becomes due (taking into account any extension of the due date granted by the Taxing Authority). If according to a determination made by a Taxing Authority in charge of the applicable Asset Seller’s or Buyer’s VAT affairs decides the VAT payable by the Asset Seller is lower than shown on the relevant invoice (including if no VAT should have been triggered at all), the respective Asset Seller shall repay the corresponding excess amount to the Buyer within fifteen (15) Business Days after receipt of the corresponding Tax assessment notice from the Taxing Authority and provide the Buyer with a corrected invoice which complies with the provisions of the VAT Laws. Any interest and/or penalty due to be paid to a Taxing Authority on the VAT due because of the consummation of the transactions contemplated by this Agreement shall be equally borne by Seller Parent and the Buyer, unless and to the extent such interest and/or penalty is triggered by a failure of one party to timely pay the VAT in accordance with the determination pursuant to this Section 2.4(a), in which case such party shall bear the applicable interest and/or penalty. Any claims of the Buyer or Seller Parent, as the case may be, resulting from this Section 2.4(a) shall become time barred in accordance with Section 9.5(b).
(b)    Seller Parent has delivered to the Buyer a statement of Working Capital, Indebtedness and Cash of the Business (the “Reference Date Calculations”) as of December 31, 2018 (the “Reference Date”), a copy of which is set forth in Schedule 2.4(b). The Reference Date Calculations have been prepared in accordance with the Calculation Principles. Seller Parent shall provide, or cause to be provided, to the Buyer all information reasonably requested by the Buyer, including any work papers (including those prepared by Seller Parent’s accountant) and other supporting documents, used in preparing the Reference Date Calculations. The Parties agree that the Reference Date Calculations provide an accurate example of how the Actual Working Capital and Estimated Closing Net Cash (including the components thereof) are to be prepared for the purposes of this Agreement.
(c)    No later than seven (7) Business Days prior to the Closing Date, Seller Parent shall deliver to the Buyer a statement of Working Capital of the Business (the “Preliminary Closing Working Capital”), setting forth Seller Parent’s good faith estimate of the amount of Working Capital of the Business as of the Effective Time (such estimate, the “Estimated Working Capital”). The Preliminary Closing Working Capital will be in the format set out in Working Capital included in the Reference Date Calculations and shall be prepared using (i) the same policies and procedures (including asset valuation allowances) used in the preparation of the Working Capital included in the Reference Date Calculations; and (ii) the Calculation Principles. The parties agree that none of the Preliminary Closing Working Capital, the Actual Working Capital, the Initial Statement, the Final Working Capital and the Final Statement shall take into account any events to occur or occurring after the Closing. The amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital is referred to herein as the “Estimated Buyer Working Capital Payment”. The amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital is referred to herein as the “Estimated Seller Parent Working Capital Payment”. The “Target Working Capital” is $211,521,000. The calculation of the Target Working Capital is set forth on Schedule 2.4(c).
(d)    No later than seven (7) Business Days prior to the Closing Date, Seller Parent shall deliver to the Buyer a good faith estimate of Cash of the Business as of the Effective Time and Indebtedness of the Business as of the Effective Time, in each case, prepared in accordance with the Calculation Principles (the amount of such Cash net of such Indebtedness, which amount may be a negative number, “Closing Net Cash”, and such estimate referred to as “Estimated Closing Net Cash”). At the Closing, (i) to the extent Estimated Closing Net Cash is positive, the Buyer shall pay to Seller Parent the amount of Estimated Closing Net Cash in the manner contemplated by, and in accordance with, Section 2.4(a) and (ii) to the extent Estimated Closing Net Cash is negative, Seller Parent shall pay to the Buyer the amount of Estimated Closing Net Cash, in each case by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated by the Buyer or Seller Parent, as applicable, in writing at least seven (7)

Business Days before the Closing Date. Following the Closing, the parties shall calculate and agree upon Closing Net Cash as provided in Section 2.7.
Section 2.5    The Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, and subject to satisfaction or waiver of the conditions set forth in Articles VI and VII, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Bryan Cave Leighton Paisner LLP, 1290 Avenue of the Americas, New York, New York, 10104, on a day that is at least five Business Days following the satisfaction or waiver of all of the conditions set forth in Articles VI and VII hereof (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), or at such other place and time as may be agreed upon by Seller Parent and the Buyer (the “Closing Date”). Unless the parties agree otherwise, the Closing will be deemed to have occurred in each applicable jurisdiction with the expiry (24:00, local time) of the Closing Date (with respect to each such jurisdiction, the “Effective Time”).
Section 2.6    Deliveries at the Closing.
(a)    At or prior to the Closing, Seller Parent shall deliver or cause to be delivered to the Buyer the following:
(i)    with respect to the Acquired Assets, bills of sale containing customary terms and provisions (in forms and substance reasonably acceptable to the Buyer and Seller Parent, for the purpose of implementing the transfer and conveyance on the Closing Date of the Acquired Assets, including those located outside the United States, the “Bills of Sale”), and any other deeds, assignments and other instruments of transfer necessary to transfer and assign all right, title and interest of the Asset Sellers in, to and under the Acquired Assets (exclusive of the Real Property), duly executed by the appropriate Asset Sellers;
(ii)    the Assignment and Assumption of Trademarks, duly executed by the appropriate Asset Sellers, and any and all documents, agreements, certificates and other instruments as may be necessary to register the trademarks constituting Intellectual Property in the name of the Buyer or designee thereof;
(iii)    the Assignment and Assumption of Patents, duly executed by the appropriate Asset Sellers, and any and all documents, agreements, certificates and other instruments as may be necessary to register any patent constituting Intellectual Property in the name of the Buyer or designee thereof;
(iv)    with respect to each parcel of Owned Real Property that is owned by an Asset Seller, a duly executed and acknowledged deed (or local legal equivalent), in each case in proper recordable form reasonably acceptable to the Buyer and sufficient to vest in the Buyer good and marketable title to such parcel of Owned Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances (collectively, the “Deeds”), together with such affidavits, Tax forms, and other documentation as may be required by applicable Law to allow for recordation;
(v)    an assignment and assumption agreement relating to each Real Estate Lease being transferred by an Asset Seller executed by the appropriate Asset Sellers, in a form to be mutually agreed by the Buyer and Seller Parent (the “Assignment and Assumption of Real Estate Leases”);
(vi)    appropriately executed agreements and other documents and instruments providing for the effective assignment of the Acquired Contracts, in form and substance reasonably satisfactory to the Buyer;
(vii)    a certification of non-foreign status from Seller Parent and from each U.S. Asset Seller satisfying the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations (and, if applicable, Section 1446(f) of the Code);
(viii)    stock certificates (or local legal equivalent, or other local legal document effecting the transfer of the Sold Shares, as applicable), evidencing the Sold Shares to be sold by each Share Seller (duly endorsed in blank if required by local Law), or accompanied by stock powers (or other instruments of transfer, effective to transfer the Sold Shares to the Buyer) duly executed in blank;
(ix)    the corporate charters (or local equivalent), minutes and stock record books and corporate seals of each Sold Company, in each case, to the extent available and not in the possession of the Sold Company;
(x)    the Transition Agreements, in each case, duly executed by the appropriate Seller;
(xi)    the IP License Agreement, duly executed by Seller Parent;
(xii)    any other Ancillary Agreements to which a Seller is a party, duly executed and delivered by such Seller;
(xiii)    the certificate to be delivered pursuant to Section 7.3;
(xiv)    written evidence, in a form and substance reasonably satisfactory to the Buyer, of (A) the release of all Encumbrances other than Permitted Encumbrances on any Acquired Assets or assets of the Business, and (B) payoff letters (“Payoff Letters”) from each lender of the Indebtedness of the Business, in form and substance reasonably satisfactory to Buyer and Seller Parent, evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any penalties, breakage costs, fees and premiums associated with the repayment of such Indebtedness at the Closing) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all related Encumbrances will be released;

(xv)    all Consents listed on Schedule 3.6, each of which shall be (A) in full force and effect, (B) not subject to any condition or other qualification and (C) in form and substance reasonably satisfactory to the Buyer;
(xvi)    evidence reasonably satisfactory to the Buyer of the resignations of the directors and officers of the Sold Companies, all of which are set forth on Schedule 2.6(a)(xvi), effective as of the Closing;
(xvii)    evidence reasonably satisfactory to Buyer that Terex Cranes has received Terex Global’s 50% ownership interest in Demag IP Holdings GmbH and is recognized as a voting member thereof, with full rights as a quotaholder under applicable Law and the applicable governing documents (including any quotaholders’ agreement) of Demag IP Holdings GmbH; and
(xviii)    such other instruments and documents, in form and substance reasonably acceptable to Seller Parent and the Buyer, as may be reasonably requested by the Buyer to effect the Closing.
(b)    At or prior to the Closing, the Buyer shall deliver or cause to be delivered to Seller Parent the following:
(i)    the Initial Purchase Price in accordance with Section 2.4;
(ii)    appropriately executed agreements and other documents and instruments providing for the effective assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to Sellers;
(iii)    the Assignment and Assumption of Trademarks and the Assignment and Assumption of Patents, duly executed by the Buyer;
(iv)    the Assignment and Assumption of Real Estate Leases, each in form and substance reasonably satisfactory to Seller Parent and the Buyer and duly executed by the Buyer;
(v)    the Transition Agreements, each duly executed by the Buyer;
(vi)    the IP License Agreement, duly executed by the Buyer;
(vii)    any other Ancillary Agreements to which Buyer is a party, duly executed and delivered by Buyer, to the extent not executed and delivered by Buyer prior to the Closing;
(viii)    the certificate to be delivered pursuant to Section 6.3; and
(ix)    such other instruments and documents, in form and substance reasonably acceptable to the Buyer and Seller Parent, as may be reasonably requested by Seller Parent to effect the Closing.

Section 2.7    Post-Closing Purchase Price Adjustment.
(a)    Within ninety (90) days following the Closing Date, the Buyer shall prepare and deliver to Seller Parent a statement (the “Initial Statement”) calculating and setting forth the actual Working Capital as of the Effective Time (the amount calculated and set forth on such Initial Statement, the “Actual Working Capital”) and the actual Closing Net Cash, which statement shall include a worksheet setting forth in reasonable detail how such amounts were calculated and which will be compared against the Estimated Working Capital and the Estimated Closing Net Cash. The Initial Statement shall be prepared (i) in accordance with the same accounting methods, policies, practices and procedures, with the same classifications, judgments and estimation methodology (including asset valuation allowances) used by Seller Parent in the preparation of the Reference Date Calculations and (ii) the Calculation Principles. In calculating the Actual Working Capital (as well as Closing Net Cash, including each component thereof, and each other component of the Purchase Price), the respective amounts included therein, including for reserves (including accounts receivable reserves) and for asset valuation allowances, that were valued for purposes of the Reference Date Calculations shall be calculated using the same methodology in respect of such items used in connection with the Reference Date Calculations (the “Agreed Valuation Principles”).
(b)    During the sixty (60) days immediately following Seller Parent’s receipt of the Initial Statement (the “Purchase Price Adjustment Review Period”), Seller Parent shall be permitted to review the Buyer’s working papers and any working papers of the Buyer’s independent accountants relating to the preparation of the Initial Statement and the calculation of the Actual Working Capital and Closing Net Cash, as well as all of the books, records and other relevant information relating to the Actual Working Capital and Closing Net Cash with respect to the period up to and including the Closing Date, and the Buyer shall make reasonably available to Seller Parent the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement, the Actual Working Capital and Closing Net Cash.
(c)    Seller Parent shall notify the Buyer in writing (the “Adjustment Notice”) prior to the expiration of the Purchase Price Adjustment Review Period if Seller Parent disagrees with the Initial Statement, the Actual Working Capital or Closing Net Cash. The Adjustment Notice shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Seller Parent’s determination of the amount of the Actual Working Capital and/or Closing Net Cash, together with a worksheet setting forth in reasonable detail how such amounts were calculated. If no Adjustment Notice is received by the Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Initial Statement, and the Actual Working Capital and Closing Net Cash set forth in the Initial Statement, shall be deemed to have been accepted by Seller Parent and shall become final and binding upon Seller Parent and the Buyer.
(d)    During the thirty (30) days immediately following the delivery of an Adjustment Notice (the “Purchase Price Adjustment Consultation Period”), Seller Parent and the Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Adjustment Notice. Seller Parent will provide the Buyer and its accountants access to any relevant books and records of the Business not in the possession of the Buyer, work papers and to any other information necessary to evaluate the Adjustment Notice, and Seller Parent shall make reasonably available to the Buyer the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Adjustment Notice and each component included therein.
(e)    If, at the end of the Purchase Price Adjustment Consultation Period, Seller Parent and the Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Adjustment Notice, then Seller Parent and the Buyer shall submit all matters that remain in dispute with respect to the Adjustment Notice (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to Ernst & Young (“EY”) (the “Independent Accountant”). In the event that EY refuses or is otherwise unable to act as the Independent Accountant, Seller Parent and the Buyer shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to Seller Parent and the Buyer, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on Seller Parent and the Buyer, on the basis of the Agreed Valuation Principles and in accordance with Section 2.4(c), Section 2.4(d), Section 2.7(a) and this Section 2.7(e), of the appropriate amount of each of the line items in the Initial Statement as to which Seller Parent and the Buyer disagree as specified in the Adjustment Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller Parent or the Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Buyer in the Initial Statement or Seller Parent in the Adjustment Notice with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Adjustment Notice that remain in dispute. The statement of the Working Capital as of the Effective Time and Closing Net Cash and the determination of the Working Capital and Closing Net Cash set forth therein that are final and binding on Seller Parent and the Buyer, as determined either through agreement of Seller Parent and the Buyer (deemed or otherwise) pursuant to Section 2.7(c) or through the determination of the Independent Accountant pursuant to this Section 2.7(e), are referred to herein as the “Final Statement”, the “Final Working Capital” and the “Final Closing Net Cash”, respectively.
(f)    The cost of the Independent Accountant’s review and determination shall be shared equally by Seller Parent and the Buyer. Seller Parent and the Buyer shall each bear the fees of their respective counsel, auditors and other representatives incurred in connection with the determination and review of the Initial Statement. During the review by the Independent Accountant, the Buyer and Seller Parent shall each make available to the Independent Accountant and to the other party such individuals and such information, books, records and work papers, as may be reasonably required by (i) the Independent Accountant to fulfill its obligations under Section 2.7(e) or (ii) such other party in order for it to fully participate in the dispute resolution process.
(g)    The “Post-Closing Adjustment” shall be the amount, if any, by which (A) the sum of (1) the Final Working Capital plus (2) the Final Closing Net Cash (such sum, the “Final Adjustment Amount”) is greater or less than (B) the sum of (1) the Estimated Working Capital plus (2) the Estimated Closing Net Cash (such sum, the “Estimated Adjustment Amount”); provided; that if (x) the Final Adjustment Amount is equal to the Estimated Adjustment Amount,

(y) the Final Adjustment Amount exceeds the Estimated Adjustment Amount by less than $1,000,000 or (z) the Estimated Adjustment Amount exceeds the Final Adjustment Amount by less than $1,000,000, the Post-Closing Adjustment shall be deemed to be zero. If the Estimated Adjustment Amount exceeds the Final Adjustment Amount, then Seller Parent shall be obligated to pay in cash directly to the Buyer an amount equal to the Post-Closing Adjustment. If the Final Adjustment Amount exceeds the Estimated Adjustment Amount, then the Buyer shall be obligated to pay in cash directly to Seller Parent an amount equal to the Post-Closing Adjustment. Any such payments shall be made by wire transfer of immediately available funds to an account or accounts designated by Seller Parent or the Buyer, as applicable, within seven (7) Business Days after the date on which the Final Statement, Final Working Capital and Final Closing Net Cash become such (the later of (1) the date on which payment of the Post-Closing Adjustment payment is made, if any, or (2) the date on which the Final Statement, Final Working Capital and Final Closing Net Cash become such, the “Post-Closing Adjustment Determination Date”).
(h)    In the event that either party discovers within ninety (90) days after the Closing that there exists any Seller Intercompany Balance or Sold Company Intercompany Balance then such party shall inform the other party, in writing, of the balances so discovered, together with reasonable supporting detail therefor and such other party will have sixty (60) days thereafter (such period, the “Intercompany Balance Review Period”) to review such information and to provide any objection to the calculations presented. During the Intercompany Balance Review Period, the parties shall seek in good faith to resolve any differences in their respective positions with respect to Seller Intercompany Balances or Sold Company Intercompany Balances, and make their respective representatives reasonably available to answer questions as to their respective positions with respect to such amounts. If the parties are unable to agree on any such amount during the Intercompany Balance Review Period, then such dispute shall be referred to the Independent Accountant and resolved in accordance with the dispute provisions set forth in Section 2.7(e). Upon final agreement as to the Seller Intercompany Balances and Sold Intercompany Balances (or upon the Independent Accountant’s final determination thereof, which shall be final and binding on the parties) the absolute value of the difference between all such Seller Intercompany Balances so discovered and all such Sold Intercompany Balances so discovered shall be deemed for purposes of this Agreement (i) an increase to the Purchase Price if the Sold Company Intercompany Balances are greater than the Seller Intercompany Balances and (ii) a decrease to the Purchase Price if the Seller Intercompany Balances are greater than the Sold Company Intercompany Balances. Such deemed adjustment shall be finalized between the parties no later than the date on which the Working Capital as of the Effective Time and Closing Net Cash are deemed final for purposes of this Agreement in accordance with Section 2.7(e). For purposes of this Agreement, a payable discovered after Closing in favor of Seller Parent or any of its Affiliates (that prior to Closing was an intercompany payable and was not taken into account in the calculations of Final Working Capital) shall herein be referred to as a “Seller Intercompany Balance” and a payable discovered after Closing in favor of a Sold Company or any Subsidiary of a Sold Company (that prior to Closing was an intercompany payable and was not taken into account in the calculations of Final Working Capital) shall herein be referred to as a “Sold Company Intercompany Balance.”
(i)    In the event that Seller Parent determines that an Organschaft payment or transfer pricing adjustment payment (each, a “Required Tax Payment”) is required after Closing between Seller Parent or any of its Affiliates and a Sold Company (or any Subsidiary of a Sold

Company) then such payments shall be made by the parties in the following manner, with the impact on the Purchase Price as described below. If a Required Tax Payment is made by Seller Parent or any of its Affiliates to a Sold Company (or any Subsidiary of a Sold Company) then the amount of such Required Tax Payment shall be deemed to be an increase in the Purchase Price by the exact amount of the Required Tax Payment, such that the net impact of both amounts shall be zero (0). If a Required Tax Payment is made by a Sold Company (or any Subsidiary of a Sold Company) to Seller Parent or any of its Affiliates then the amount of such Required Tax Payment shall be deemed to be a decrease in the Purchase Price by the exact amount of the Required Tax Payment, such that the net impact of both amounts shall be zero (0).
(j)    The parties agree that any amount used for purposes of determining the Post-Closing Adjustment, Seller Intercompany Balance, Sold Company Intercompany Balance or any other similar Purchase Price adjustment or as a basis for any indemnification hereunder, shall be counted only once and may not be counted in more than one Purchase Price adjustment or indemnification claim hereunder.
Section 2.8    Works Council Matters.
(a)    Seller Parent and the Buyer acknowledge that, under French labor Laws, the works council of Terex France will need to be informed and consulted with respect to the offer made by the Buyer to acquire the total outstanding equity interests and voting rights of Terex France (the “French Shares”) and the employees of Terex France will need to be informed of this projected sale and given the possibility to submit a purchase offer. Notwithstanding anything to the contrary in this Agreement, unless and until Seller Parent has executed and delivered to the Buyer the France Exercise Notice, for the purpose of this Article II, Terex France will not be considered to be a Sold Company.
(b)    On the terms and conditions set forth in the option letter signed by the Buyer and delivered to Seller Parent on the date of this Agreement (the “French Option Letter” and the put option set forth therein, the “French Put Option”), including the price specified therein (the “France Purchase Price”), the Buyer has irrevocably granted a binding and firm option (promesse unilatérale d’achat irrévocable), in accordance with article 1124 of the French Code Civil, to require the Buyer to acquire the French Shares (within the time limit set forth therein) and to have the provisions of this Article II apply to the French Shares following completion of the consultation process described in Section 2.8(a). Subject to and only after exercise of the French Put Option by French Seller following effective and valid completion of the consultation process and employee information described in Section 2.8(a), and upon delivery to the Buyer of the executed exercise notice attached as Schedule 2 to the French Option Letter (the “France Exercise Notice”), this Article II shall be effective with respect to the French Shares, Terex France shall be included in the Sold Companies, and the Purchase Price shall be increased by the France Purchase Price (it being understood that the Purchase Price does not assume delivery of the France Exercise Notice and therefore does not already include the France Purchase Price) and at or prior to Closing, the Seller Parent shall deliver to the Buyer:
(i)    a copy of the information letter on the contemplated sale of the French Shares sent out to the employees of Terex France in accordance with the provisions of Article L. 23-10-7 of the French Commercial Code;

(ii)    a copy of Terex France’s works council’s opinion with respect to the transfer of the French Shares;
(iii)    duly executed share transfer forms (ordres de mouvement) in favour of the Buyer in respect of the transfers of the French Shares; and
(iv)    duly executed tax transfer deed (actes réitératifs) in respect of the transfers of the French Shares, to the Buyer; and
(v)    the shareholders’ accounts (compte titres d’actionnaires) and share transfer register (registre de mouvements de titres) of Terex France, duly updated to reflect the transfers of the French Shares to the Buyer.
(c)    The Buyer shall reasonably cooperate with Seller Parent and its relevant Affiliates in connection with the applicable consultation process described in this Section 2.8, including timely provision of any required information relating to the Buyer in respect of such consultation process.
(d)    If, as a result of the consultation process of the works council, changes to this Agreement or further arrangements in connection with the transactions contemplated by this Agreement and the Ancillary Agreements are considered necessary, Seller Parent and the Buyer shall negotiate in good faith on such changes (if any) to this Agreement or further arrangements (if any) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements that are appropriate, in accordance with the terms and conditions set forth in the French Option Letter.
Section 2.9    Purchase Price Allocation.
(a)    The Purchase Price, the Assumed Liabilities and, if applicable, the liabilities of the Sold Companies and their respective Subsidiaries (to the extent properly included as purchase consideration for Tax purposes) shall be allocated among the Acquired Assets, the Sold Shares and, if applicable, among the assets of the Sold Companies and their respective Subsidiaries, in proportion to their respective fair market values and in accordance with Section 1060 of the Code and any similar provision of state, local or non-U.S. Law as appropriate. Within thirty (30) days after the date hereof, Seller Parent shall prepare and deliver to the Buyer a draft of the allocation provided for in the immediately preceding sentence (the “Purchase Price Allocation Schedule”). The Buyer shall have thirty (30) days to review and comment on such Purchase Price Allocation Schedule. If the Buyer does not notify Seller Parent in writing of any objections within thirty (30) days or if Seller Parent and the Buyer mutually resolve any objections, each of Seller Parent and Buyer agree that the Purchase Price Allocation Schedule shall become final and binding. To the extent the Buyer and Seller Parent cannot resolve any and all such objections within thirty (30) days following the Buyer’s receipt of the Purchase Price Allocation Schedule, then the dispute resolution procedures of Section 2.7(e) and Section 2.7(f) shall apply mutatis mutandis and upon resolution of any disputed matters, the Purchase Price Allocation Schedule shall become final and binding. In the event an adjustment to the Purchase Price is made pursuant to Section 2.7 or otherwise under this Agreement, the allocation of the Purchase Price, the Assumed Liabilities and, if applicable, the liabilities of the Sold Companies and their respective Subsidiaries (to the extent properly included as purchase consideration for Tax purposes) shall be revised to allocate such adjustment to the

Acquired Assets, the Sold Shares and/or among the assets of the Sold Companies (and Sold Company Subsidiaries), if applicable, as the case may be, based upon the item to which such adjustment is attributable.
(b)    Except as otherwise required by applicable Law, Seller Parent and the Buyer shall, and shall cause their respective Affiliates, to report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocation Schedule as finalized, and as it may be revised from time to time, and shall not take any position inconsistent therewith in preparing any Tax Returns, including IRS Form 8594 and any other Tax forms or filings, as well as in preparing any published financial statements, and, to the extent permitted under applicable Law, none of the Buyer, Seller Parent or their respective Affiliates shall take any position inconsistent therewith upon examination of any Tax Return, in any Tax refund claim, or in any Tax litigation or investigation, without the prior written consent of the Buyer or Seller Parent, as the case may be (such consent not to be unreasonably withheld, conditioned or delayed).
Section 2.10    Tax Treatment of Post-Closing Payments. For Tax purposes, the Parties shall treat any payments made pursuant to Section 2.7 and, as provided in Section 9.10, any indemnity payments made pursuant to Article IX, as adjustments to the Purchase Price in accordance with the amendments to the Purchase Price Allocation Schedule made with respect to such payments pursuant to Section 2.9(a), except to the extent otherwise required by a Final Determination.
Section 2.11    Completion of Transfers. Notwithstanding any other provision in this Agreement to the contrary, no asset, claim, right or benefit, the assignment or transfer of which is otherwise contemplated by this Agreement, shall be assigned or transferred if such assignment or transfer (or attempt to make such an assignment or transfer) without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party or would constitute a violation of or be ineffective under applicable Law (such assets, claims, rights or benefits being collectively referred to herein as “Restricted Assets”) until such consent or approval is obtained, or other action has been taken, at which time such Restricted Asset shall be automatically assigned or transferred. Subject to Section 5.3(e), each party shall use its commercially reasonable efforts to obtain any such consent or approval as promptly as practicable after the date hereof. If any such consent or approval is not obtained prior to the Closing, (i) each party shall use its commercially reasonable efforts to obtain any such consent or approval as promptly as practicable, (ii) the assigning party shall endeavor to provide the assignee party, to the extent permitted by applicable Law, with the benefits (including Tax benefits) of, or with respect to, the applicable Restricted Asset as if such Restricted Asset had been assigned to the assignee party (including by means of any licensing, operating, subcontracting, sublicensing or subleasing arrangement), if the same is not prohibited under the applicable Restricted Asset and (iii) the assignee party shall bear and indemnify the assigning party for (except to the extent resulting from or arising out of the bad faith, willful misconduct or violation of applicable Law by the assigning party) all the costs (including Tax costs), liabilities, burdens and other Losses incurred with respect to any such Restricted Asset to the extent that it receives the corresponding benefits of, or with respect to, the applicable Restricted Asset under clause (ii) and subject to the limitation set forth in Section 5.3(e). Notwithstanding anything to the contrary herein, the foregoing provisions of this Section 2.11 shall not apply with respect to the Sold Shares.
Section 2.12    Withholding. If and to the extent any amounts payable by a Seller Parent or an Affiliate thereof, on the one hand, or the Buyer or an Affiliate thereof, on the other hand, in each case, pursuant to or in connection with this Agreement should be subject to any withholding Taxes or any other deduction of Taxes, the applicable party shall be entitled to deduct and withhold such Taxes, shall remit such deducted and withheld Taxes to the proper Taxing Authority in a timely manner and shall promptly transmit to the other party an official Tax certificate or other evidence of such withholding or deduction and remittance. To the extent that amounts are so withheld or deducted and remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such withholding or deduction was made. Notwithstanding the foregoing, provided that the Seller Parent has timely provided any information or certifications requested by the Buyer in order to determine the existence and scope of its potential withholding obligations, the Buyer shall notify Seller Parent of any amounts that Buyer (or any of its Affiliates) intends to deduct or withhold from any amount otherwise payable under the terms of this Agreement no later than sixty (60) Business Days after the date of this Agreement; provided, that any failure to so notify Seller Parent of the Buyer’s intention to withhold, whether occasioned by Seller Parent’s inability or delay in providing any requested information or otherwise, shall not be interpreted to prevent the Buyer from complying with any withholding obligations imposed on it under applicable Law. The parties hereto shall, and shall cause their Affiliates to, cooperate in good faith and use joint efforts in order to apply any exemption from or achieve any reduction, credit or refund of such Taxes, if and to the maximum extent possible under the applicable Law.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT
Seller Parent hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows in this Article III. For purposes of this Article III (other than in Section 3.4), the term “Sold Companies” shall include all Sold Company Subsidiaries.
Section 3.1    Organization. Each of the Sellers and Sold Companies is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Sellers and Sold Companies has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business, including the Business, as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership, lease and operation of its properties or the conduct of its business, including the Business, requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.2    Authorization, Enforceability. (a) Seller Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery by Seller Parent of this Agreement and the performance by Seller Parent of its obligations hereunder have been duly and validly authorized by all requisite corporate action. Each of the Sellers and the Sold Companies has all requisite corporate or other power and authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations thereunder and hereunder, and the execution and delivery by any Seller or any Sold Company of each Ancillary Agreement to which it is a party, and the performance by such Seller or such Sold Company of its obligations thereunder and hereunder, have been or will have been at the Closing duly and validly authorized by all requisite corporate or other action.
(a)    This Agreement constitutes, and each Ancillary Agreement to which any Seller or any Sold Company is a party will constitute when executed, a valid and binding obligation of such Seller or such Sold Company, as the case may be, enforceable against such Seller or such Sold Company, as the case may be, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or Law).
Section 3.3    Capital Stock of the Sold Companies. Set forth on Schedule 3.3 is the jurisdiction of incorporation or organization and the number of authorized, issued and outstanding shares of the Sold Companies and, except as set forth on Schedule 3.3, there are no other authorized, issued or outstanding shares of capital stock of the Sold Companies. Except as set forth on Schedule 3.3, all of the issued and outstanding Sold Shares are owned of record free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.3, all of such issued and outstanding Sold Shares have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights or applicable Law. Except as set forth on Schedule 3.3, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any shares of the capital stock of the Sold Companies, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of the Sold Companies. None of the Sold Companies is a party to any stockholder agreement or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of the Sold Shares or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Sold Shares or other securities of any Sold Company. There are no outstanding (i) Sold Shares or other equity securities of any Sold Company subject to any vesting, transfer or other restrictions or (ii) rights or obligations of any Sold Company to repurchase, redeem or otherwise acquire any Sold Shares or other equity securities of any Sold Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Sold Shares or other equity securities of any Sold Company. None of the Sold Companies has declared nor set aside any dividend or other distribution in respect of the Sold Shares to be paid after the Closing. There have been no claims filed, or to the Knowledge of Seller Parent, threatened, by any shareholder of Terex France that is not an Affiliate of Seller Parent with respect to their ownership of equity in, or the business of, Terex France.

Section 3.4    Sold Company Subsidiaries. No Sold Companies have any Subsidiaries or own any Investments, except as set forth on Schedule 3.4 (the “Sold Company Subsidiaries”). Each of the Sold Company Subsidiaries is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each of the Sold Company Subsidiaries has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business, including the Business, as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership, lease or operation of its properties or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
Section 3.5    Financial Statements. Attached as Schedule 3.5(a)(i) are the Financial Statements. Except as described in Schedule 3.5(a)(ii) the Financial Statements (a) were derived from the books and records of the Business, (b) were prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods involved, and (c) present fairly in all material respects the combined financial position and results of the operation of the Business as of the dates and for the periods indicated.
Section 3.6    Non-Contravention. The execution, delivery and performance of this Agreement by Seller Parent and the consummation of the transactions contemplated hereby (including the execution and delivery of the Ancillary Agreements by the applicable parties thereto) do not and will not (a) violate any provision of the certificate of incorporation or bylaws of Seller Parent or the comparable organizational documents of any of the Share Sellers, the Asset Sellers or the Sold Companies; (b) subject to obtaining the Consents referred to in Schedule 3.6, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Sellers or the Sold Companies under, or to a loss of any benefit of the Business to which the Sellers or any Sold Company is entitled under, or result in the creation of any Encumbrance upon any of the properties or assets of the Business under, any Material Contract, lease of real estate or license of Intellectual Property to which any of the Sellers or the Sold Companies is a party or to which its assets are subject and which relates to the Business; and (c) assuming compliance with the matters set forth in Sections 3.7(b) and 4.5(b), materially violate or result in a material breach of or constitute a material default under any Law or other restriction of any Governmental Authority to which any Seller or Sold Company is subject.
Section 3.7    Compliance with Law; Governmental Authorizations. (a) Except as set forth on Schedule 3.7(a), the Sold Companies and the Asset Sellers in respect of the Acquired Assets and the conduct of the Business are in compliance, in all material respects, with the Orders and Laws applicable to them and their respective properties. Neither any Sold Company nor any Asset Seller has received in the past five (5) years any notice to the effect that a Governmental Authority claimed or alleged that such Sold Company or Asset Seller (in respect of the Business) was not in compliance in all material respects with all Laws or Orders applicable to it and any of its business, properties, or assets. The Asset Sellers and the Sold Companies have all licenses, permits, franchises, registrations and other governmental authorizations necessary to conduct the Business (“Permits”), except where the failure to have such Permits would not, individually or in the aggregate, reasonably be expected to result in a material Liability or disruption with respect to the Business. To the

Knowledge of Seller Parent, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any applicable Law, Order or Permit.
(b)    Other than as set forth on Schedule 3.7(b), no Consent of any Governmental Authority is required on the part of Seller Parent, any Seller or any Sold Company in connection with (i) the execution, delivery and performance of this Agreement or any Ancillary Agreement, the compliance by Seller Parent, the Sellers or the Sold Companies with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Material Contract or material Permit to which Seller Parent or any Seller, in each case, in connection with the Business, or any Sold Company is a party or by which any Acquired Assets or properties or assets of any Sold Company are bound.
Section 3.8    Litigation. Except as would not, individually or in the aggregate, be material to the Business or as otherwise set forth on Schedule 3.8, there is (a) no outstanding Order against Seller Parent or any Seller relating to the Business or any of the Acquired Assets, or against any Sold Company, (b) no suit, action or legal, governmental, administrative, arbitration or regulatory proceeding (“Proceeding”) that is pending or, to the Knowledge of Seller Parent, threatened against Seller Parent or any Seller relating to the Business or any Acquired Assets, or any Sold Company, (c) no investigation by any Governmental Authority pending or, to the Knowledge of Seller Parent, threatened against Seller Parent or any Seller relating to the Business or any of the Acquired Assets, or any Sold Companies, and (d) no settlement or similar agreement that imposes any ongoing obligation or restriction on any the Business, any Acquired Assets or any Sold Company. None of Seller Parent, any Seller, or any Sold Company has received any notice of any audit, examination or investigation by any Governmental Authority against such Person or any of its properties or assets in connection with the Business.
Section 3.9    Absence of Material Changes. Since December 31, 2018, except as set forth on Schedule 3.9, Seller Parent, the Sellers and the Sold Companies have conducted the Business in the ordinary course of business consistent with past practices and none of Seller Parent, the Sellers or the Sold Companies have taken any action that would not be permitted under Section 5.1(a) if such action were taken after the date of this Agreement, and there has not been any:
(a)    Company Material Adverse Effect;
(b)    sale, lease, license, abandonment or other disposition by any of the Sold Companies or the Asset Sellers of any material assets used in the Business, except (i) in the ordinary course of the Business; or (ii) to another Sold Company or Asset Seller; or
(c)    increase or enhancement of the compensation or benefits of the Business Employees or the Business Temporary Workers other than in the ordinary course of the Business consistent with past practice, (including normal periodic performance reviews and related compensation benefits).

Section 3.10    Tax Matters. Except as set forth on Schedule 3.10:
(a)    All material Tax Returns required to be filed by or on behalf of the Sold Companies or in connection with the Business or the Acquired Assets by the Closing Date (subject to permitted extensions of time applicable to any such filings), (i) have been or will be timely filed and (ii) are, or will be, correct and complete in all material respects. All material Taxes shown as due on such Tax Returns in respect of the Business, the Acquired Assets or the Sold Companies have been, or will be by the Closing Date, fully paid or properly reserved for in accordance with appropriate generally accepted accounting principles. None of the Sold Companies has ever received notice from any Taxing Authority of a jurisdiction in which it does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.
(b)    No claim for any unpaid material Taxes has become an Encumbrance (except for Permitted Encumbrances) against the Acquired Assets or any assets or property of the Sold Companies.
(c)    There are no agreements or consents currently in effect for the waiver of any statute of limitations or extension of time with respect to an assessment or collection of any material Taxes of the Sold Companies, other than an extension arising out of an extension of the due date for filing a Tax Return.
(d)    There are no examinations, audits, actions, proceedings, investigations, disputes, assessments or claims pending regarding Taxes of the Sold Companies, the Business or the Acquired Assets that would reasonably be expected to result in a material increase in Taxes of the Sold Companies or with respect to the Business or the Acquired Assets for any taxable period ending after the Closing Date.
(e)    The Sold Companies are, and will be as of the Closing, in possession of all material books, records and documentation required under Tax Laws and pursuant to the administrative orders (Verwaltungsanweisungen) issued under these laws, including but not limited to evidence (Nachweise) on claimed VAT exemption for intra-community supplies (innergemeinschaftliche Lieferungen) and export supplies (Ausfuhrlieferungen). The outsourcing abroad of a tax accounting function by a Sold Company has been made with the full and valid consent of the applicable Taxing Authorities in such jurisdictions where such consent was required under applicable Law to be obtained by such Sold Company.
(f)    No binding Tax rulings relevant for the Tax matters of any of the Sold Companies for any period after the Closing Date have been issued by any Taxing Authority and no such Tax ruling has been applied for or will be applied for until Closing.
(g)    The Sold Companies are solely tax resident in their respective country of organization and do not have nor had a permanent establishment outside their respective country of organization, nor carried out activities which could be considered as a permanent establishment outside their respective country of organization, in each case under any applicable Law.

(h)    Terex Germany and Terex Cranes have properly executed (tatsächlich durchgeführt) the existing profit and loss transfer agreement (Ergebnisabführungsvertrag).
(i)    None of the Sold Companies have entered into a recharge agreement with regard to Taxes with any Share Seller or any of Affiliate of any Share Seller.
(j)    There are no monitoring or claw-back periods for tax purposes (steuerliche Mindesthaltefristen oder Sperrfristen) with regard to shares in any Sold Company or any material assets of the Sold Companies.
(k)    None of the Acquired Assets of an Asset Seller that is a “foreign person” (within the meaning of Section 1.1445-2(b)(2) of the Treasury Regulations) constitutes a “United States real property interest” within the meaning of Section 897(c) of the Code. None of the Sold Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)    Transfer Taxes in respect of the transfer of any Owned Real Property (other than Owned Real Property owned by Terex Cranes Real Estate GmbH & Co. KG) in connection with the transactions contemplated by this Agreement will in no event exceed €10,000.00.
Notwithstanding anything in this Agreement to the contrary, the representations and warranties in this Section 3.10 and Section 3.12 are the sole representations and warranties of Seller Parent with respect to Tax matters.
Section 3.11    Labor Matters.
(a)    Schedule 3.11(a)(i) sets forth a true, correct and complete list of all Business Employees, and Schedule 3.11(a)(ii) sets forth a true, correct and complete list of all Business Temporary Workers, in each case including, to the extent permitted by Law, whether the Person is an employee or independent contractor and, as applicable, each Person’s title, location, date of hire or engagement, base compensation, target incentive compensation and exempt or non-exempt classification. Except as set forth on Schedule 3.11(a)(iii), there is no Proceeding existing, pending or, to the Knowledge of Seller Parent, threatened with any association or union or collective bargaining representative of the Business Employees or staff association or other body representing Business Employees, or with any Business Temporary Worker.
(b)    Schedule 3.11(b) lists all Liabilities of the Business to any Business Employee or Business Temporary Worker that results from the termination of such Business Employee’s or Business Temporary Worker’s employment or provision of services, a change of control of any Sold Company or Asset Seller, in each case as a result of the consummation of the transactions contemplated herein, or a combination thereof. Except as set forth on Schedule 3.11(b), there is no charge or complaint relating to an unfair labor practice pending against the Sold Companies or the Asset Sellers (in respect of the Business) nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to the Knowledge of Seller Parent, threatened against any Sold Companies or the Asset Sellers (in respect of the Business).

(c)    Except as set forth on Schedule 3.11(c), there are no collective bargaining, works council and similar agreements between the Sold Companies or the Asset Sellers (in respect of the Business) or any employers’ or trade association of which the Sold Companies or the Asset Sellers (in respect of the Business) is a member and any trade union, staff association or other body representing employees of the Sold Companies or the Asset Sellers (in respect of the Business).
(d)    Except as set forth on Schedule 3.11(d), there are no pending workers’ compensation claims involving the Sold Companies or the Asset Sellers (in respect of the Business).
(e)    Each of the Asset Sellers (in respect of the Business) and the Sold Companies has on filed all legally required work permits, immigration permits, visas, or other authorizations, and, to the extent legally required, there is a properly completed Form I-9, or equivalent under applicable non-U.S. Law, on file with respect to each of the Business Employees and the Business Temporary Workers. Each of the Asset Sellers (in respect of the Business) and the Sold Companies (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Business Employees or Business Temporary Workers, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for their Business Employees or Business Temporary Workers (other than routine payments to be made in the normal course of business and consistent with past practice).
(f)    Each Business Employee or Business Temporary Worker who is classified as (i) an independent contractor or other non-employee status, (ii) an exempt or non-exempt employee, or (iii) an intern is properly so classified for all purposes, including taxation and all applicable Laws.
(g)    Neither any Asset Seller (in respect of the Business) nor any Sold Company has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 or similar applicable state, local or foreign law (the “WARN Act”)) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility, except in compliance with the WARN Act, and each Asset Seller (in respect of the Business) and Sold Company has provided any notice to Business Employees, Business Temporary Workers and Governmental Authorities as required thereunder.
(h)    Except as otherwise set forth on Schedule 3.11(h), no Business Employee or Business Temporary Worker that is listed on Schedule 3.11(h) has given notice that such Person intends to terminate his or her employment or relationship with the Business and, to the Knowledge of Seller Parent, no such Person intends to give such notice.

Section 3.12    Employee Benefit Matters.
(a)    Schedule 3.12(a) lists all employee benefit plans, Contracts and programs to which the Sold Companies or the Asset Sellers (in respect of the Business) is a party, contributes, sponsors, has any liability, or that are otherwise applicable to former employees, Business Employees or beneficiaries of such employees, as of the date hereof, including plans and programs providing for pension, retirement, profit sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, life or disability insurance, sick leave, vacation and paid holiday, termination or severance pay, restricted stock, stock option or stock appreciation rights benefit plans (“Benefit Plans”). With respect to each Benefit Plan, Seller Parent has provided or made available to the Buyer and its agents a true, correct and complete copy of the plan document (or with respect to an unwritten Benefit plan, a summary thereof), and where applicable, the most recent copies of the following: summary plan description, actuarial estimates of Benefit Plan liabilities, audited financial statements for the Benefit Plans, trust agreements, and insurance contracts or other funding arrangements and amendments related thereto.
(b)    Except as set forth in Schedule 3.12(b), the Benefit Plans have been maintained and administered in compliance with applicable Laws in all material respects. Each of the Sellers, the Sold Companies and their Affiliates does not have any direct or indirect Liabilities and is not subject to any loss, assessment, excise Tax, penalty, loss of applicable income Tax deduction or other sanction arising on account of or in respect of any direct or indirect failure by such Seller, Sold Company or Affiliate at any time prior to the Closing Date to comply with any requirement which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against such Seller, Sold Company or Affiliate with respect to such Benefit Plans.
(c)    With respect to any Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code, such plans have received qualification letters from the IRS with respect to the same.
(d)    The Sellers and their Affiliates (including the Sold Companies) have made full and timely payment of, or have accrued pending full and timely payment of, all amounts which are required under the terms of each Benefit Plan and in accordance with applicable laws to be paid as a contribution to each Benefit Plan. All monies withheld from employee paychecks with respect to Benefit Plans have been transferred to the appropriate Benefit Plans in a timely manner as required by applicable Laws in all material respects.
(e)    None of the Benefit Plans is (i) a “multi-employer plan” within the meaning of the Multiemployer Pension Plan Amendments Act of 1980, or (ii) subject to Title IV of ERISA. Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event), will give rise to the payment of any amount that would not be deductible by the Buyer, any Sold Company or any of their respective Affiliates by reason of Section 280G of the Code (or any applicable analogous foreign Law) or would be subject to Tax under Section 4999 of the Code (or any applicable analogous foreign Law) and no Sold Company or Affiliate thereof (with respect to the Business) has any obligation to indemnify, hold harmless or gross up any individual with respect to any excise tax imposed under Section 4999 of the Code (or any applicable analogous foreign Law).

(f)    Except as set forth in Schedule 3.12(f), other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to the Knowledge of Seller Parent, threatened against any of the Benefit Plans or any fiduciary thereof or against the assets of any of the Benefit Plans. No event has occurred, and there exists no condition or set of circumstances in connection with any of the Benefit Plans as to which the Sold Companies or any Affiliate thereof could, directly, or indirectly be subject to any liability under the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the ordinary course of business, consistent with past practice.
(g)    Except as set forth in Schedule 3.12(g), the consummation of the transactions contemplated hereby will not accelerate the vesting or payment or increase any of the rights or benefits to which Business Employees or former employees may be entitled under any Benefit Plan, nor will the consummation of the transactions contemplated hereunder entitle any Business Employee or former employee of the Sold Companies or the Sellers (in respect of the Business) to severance pay, change-in-control payments, or transaction bonuses.
Section 3.13    Intellectual Property.
(a)    Schedule 3.13(a) sets forth a complete and accurate list of (i) all Business Registered IP and (ii) any material unregistered Intellectual Property contained in the Business Owned IP. All Business Registered IP is valid, enforceable and subsisting except where such failure to be valid, enforceable and subsisting would not, individually or in the aggregate, be material to the Business.
(b)    Schedule 3.13(b) accurately identifies all licenses of or covenants not to assert or exploit any Intellectual Property granted (a) by any Asset Seller (in connection with the Business) or any Sold Company to any third party, and (b) to any Asset Seller (in connection with the Business) or any Sold Company from a third party (each such license in this subsection (b), a “Business IP License” and all such IP licensed pursuant to the Business IP Licenses, the “Business Licensed IP”).
(c)    Except as set forth on Schedule 3.13(c), the Asset Sellers or the Sold Companies own all right, title and interest to and in the Business Owned IP, free and clear of any Encumbrances (other than Permitted Encumbrances) and have a valid right to use (as the case may be) all other Business IP, in each case free and clear of any Encumbrance. All necessary documents and certificates in connection with the Business Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in applicable jurisdictions, as the case may be, for the purposes of maintaining such Business Registered IP in their respective jurisdictions. The Business IP constitutes all of the Intellectual Property necessary and sufficient to conduct the Business as currently conducted.
(d)    Each of the Asset Sellers (in connection with the Business) and the Sold Companies has taken and does take commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade Secrets and other proprietary information pertaining to the Business or the Business IP. Except as set forth on Schedule 3.13(d), each Person who is or was involved in the creation or development of any Business Owned IP (including all past and present employees, consultants and contractors) has signed a valid and enforceable agreement pursuant to which such Person has presently assigned to the applicable Asset Seller or Sold Company all of such Person’s rights, title and interest in and to all Intellectual Property rights created or developed for such Asset Seller (in connection with the Business) or Sold Company or currently used in the Business in the course of their employment or retention thereby and agreed to waive all moral rights such person may have in any work in which copyright subsists of which such person is or was the creator or an author, except in the case of a lack of such assignment and waiver as would not, individually, or in the aggregate, be material to the Business.
(e)    To the Knowledge of Seller Parent, no Person has infringed, misappropriated, made unlawful use of or otherwise violated in the three years preceding the date hereof, or is currently infringing, misappropriating, making unlawful use of or otherwise violating, any Business Owned IP, except where such infringement, misappropriation, unlawful use or violation would not reasonably be expected, individually or in the aggregate, to be material to the Business. Neither the conduct of the Business, nor the use, practice, offer, license, provision, sale, distribution or other exploitation of any Business IP, infringes, misappropriates or otherwise violates, and has not in the three years preceding the date hereof infringed, misappropriated or otherwise violated, any Intellectual Property right of any Person, except where such infringement, misappropriation or violation would not reasonably be expected, individually or in the aggregate, to be material to the Business.
(f)    Each of the Asset Sellers and the Sold Companies owns or has a valid right to access all Business IT Systems. Except as set forth on Schedule 3.13(f)(i), all material software used internally by any Asset Seller (in connection with the Business) or any Sold Company is owned by such Asset Seller or Sold Company or used pursuant to a valid license or other enforceable right and is not a “bootleg” version or unauthorized copy. The Business IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operations of the Business as currently conducted, and (ii) do not, to the Knowledge of Seller Parent, contain any “viruses,” “worms,” “trojan horses,” “bugs,” “faults” or other devices, errors, contaminants or effects. To the Knowledge of Seller Parent, except as set forth on Schedule 3.13(f)(ii), no Business IT System currently, nor will in the twelve (12) month period following the date of this Agreement, have any issue with respect to any end-of-support with respect to such Business IT System or software related thereto.
(g)    No privacy policy applicable to the Business is or has been misleading or deceptive, materially incomplete or materially inaccurate and each of the Asset Sellers and the Sold Companies has been and is in material compliance with all such privacy policies and all Laws and contractual obligations concerning data privacy and security. Neither any Asset Seller nor any Sold Company has made any illegal or unauthorized collection, use, disclosure or destruction of any personally identifiable information and there has been no illegal or unauthorized access to, or use or disclosure of, any such personal information. There have been no material data breaches involving loss or theft, or unauthorized access, use or disclosure of personal information. Each of the Asset Sellers and the Sold Companies has commercially reasonable safeguards in place to protect Personal Information in its possession or control from loss or theft, or unauthorized access, use or disclosure, including appropriate contractual terms with service providers who process or store such personal information on behalf of such Asset Seller or Sold Company.
Section 3.14    Contracts.
(a)    Schedule 3.14(a) sets forth a complete list as of the date hereof of each of the following Contracts to which any of Seller Parent, the Sold Companies and the Asset Sellers is a party or by which any of them is bound in respect of the Business, or by which any Sold Company is bound regardless of whether in respect of the Business (collectively, the “Material Contracts”):
(i)    any Contract involving the expenditure by any of Seller Parent, the Sold Companies or the Asset Sellers in respect of the Business of more than $1,500,000 in any instance, excluding any such Contracts that are terminable by Seller Parent, the Sold Companies or the Asset Sellers, as applicable, without penalty on not more than 90 days’ notice;
(ii)    indentures, mortgages, loan agreements, capital leases, security agreements, or other agreements relating to Indebtedness of the Business in excess of $1,500,000;
(iii)    partnerships, joint ventures, profit sharing, teaming or similar Contracts pursuant to which any of the Sold Companies is a party or which relate to the Business;
(iv)    Contracts (A) that contain any non-competition or most-favored nations provisions or (B) that limit or restrict either the type of business in which Sellers and its Subsidiaries (with respect to the Business) may engage or the manner or locations in which any of them may so engage;
(v)    Contracts for (A) the sale of any portion of the business, properties or assets of the Business other than in the ordinary course of the Business, (B) the grant to any Person of any preferential rights to purchase any of Business properties or assets or (C) the acquisition by the Business of any operating business, properties or assets, whether by merger, purchase or sale of stock, equity interests or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of the Business);
(vi)    Contracts relating to the Business IP, including the Business IP Licenses;
(vii)    all Real Estate Leases;
(viii)    Contracts with the ten (10) largest distributors, resellers or sales representatives (by dollar volume), taken as a whole, of the Business;
(ix)    Contracts with Top Customers or Top Suppliers;

(x)    Contracts relating to any single or series of related capital expenditures pursuant to which the Business has future financial obligations in excess of $10,000,000;
(xi)    Contracts continuing to be effective after the Closing between (A) any of Seller Parent (in respect of the Business), the Sold Companies or the Asset Sellers (in respect of the Business), on the one hand, and any of Seller Parent, any Affiliate of Seller Parent, any Seller or any Subsidiaries of any of the Sellers (excluding the Sold Companies), on the other, or (B) any director, officer, employee, Affiliate or shareholder, on the one hand, and any of Seller Parent (in respect of the Business), the Sold Companies or the Asset Sellers (in respect of the Business), on the other hand (except for compensation and benefits received in the ordinary course of business by employees, directors or consultants of the Business, consistent with past practice) (each such Contract, a “Related Party Contract”); and
(xii)    any other Contracts that are material to the Business taken as a whole.
(b)    Except as set forth on Schedule 3.14(b) or as would not, individually or in the aggregate, reasonably be expected to be material to the Business, each Material Contract is in full force and effect, and is a valid and binding agreement of Seller Parent or the applicable Sold Company or the applicable Asset Seller, enforceable against Seller Parent or such Sold Company or Asset Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing. Except as set forth on Schedule 3.14(b) or as would not, individually or in the aggregate, reasonably be expected to be material to the Business, no Sold Company or Seller is in default or breach of any Material Contract and, to the Knowledge of Seller Parent, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default or breach by any party to a Material Contract under such Material Contract. None of Seller Parent, any Sold Company or any Asset Seller has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract. A true, correct and complete copy of each Material Contract, and all amendments, exhibit and schedules thereto (or a written description of the material terms of any such oral Material Contract), has been provided or made available by Seller Parent (or Seller Parent has caused such copy or description to be provided or made available) to the Buyer prior to the date of this Agreement.
Section 3.15    Environmental Matters. Except as would not reasonably be expected to be material to the Business or as set forth on Schedule 3.15:
(a)    each of Seller Parent and the Asset Sellers, in each case, in respect of the Business and the Acquired Assets, and the Sold Companies, is and has been for the last five (5) years, in compliance with all Environmental Laws;

(b)    each of Seller Parent and the Asset Sellers, in each case, in respect of the Business and the Acquired Assets, and the Sold Companies, has obtained all Permits which are required under the Environmental Laws for the ownership, use and operation of the Business, the Acquired Assets and the Sold Companies (“Environmental Permits”), such Environmental Permits are in effect and each Sold Company and Asset Seller is and has been for the last five (5) years, in compliance with all terms and conditions of such Environmental Permits;
(c)    none of Seller Parent or the Asset Sellers, in each case, in respect of the Business and the Acquired Assets, nor the Sold Companies, has entered into, has agreed to, or has received any Environmental Claim which remains outstanding and to the Knowledge of Seller Parent, no such Environmental Claims are threatened;
(d)    none of Seller Parent or the Asset Sellers, in each case, in respect of the Business and the Acquired Assets, nor the Sold Companies, is subject to any Order of any Governmental Authority under any Environmental Laws;
(e)    none of Seller Parent or the Asset Sellers, in each case, in respect of the Business and the Acquired Assets, nor the Sold Companies, in all cases with respect to any Site, has Released Hazardous Materials into the Environment in violation of Environmental Laws, or in a manner that would reasonably be expected to result in liability under Environmental Laws;
(f)    no Releases of Hazardous Materials have occurred, and no Person has been exposed to any Hazardous Materials, at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could reasonably be expected to give rise to an Environmental Claim against the Asset Sellers or the Sold Companies;
(g)    none of Seller Parent or the Asset Sellers, in each case in respect of the Business or the Acquired Assets, nor the Sold Companies, any of their respective predecessors nor any other Person with respect to which Seller Parent, the Asset Sellers or the Sold Companies are responsible, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which could reasonably be expected to result in an Environmental Claim against Seller Parent, the Asset Sellers or the Sold Companies;
(h)    there are no (i) polychlorinated biphenyl containing equipment, (ii) underground storage tanks, or (iii) asbestos containing materials at any Real Property that is not in compliance with Environmental Laws;
(i)    there are no Phase I or Phase II environmental assessments, environmental investigations studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of Seller Parent, the Asset Sellers, in each case with respect to the Business, the Acquired Assets or the Sold Companies (or any advisors or representatives thereof) conducted within the last five years with respect to any Real Property, which have not been made available to the Buyer prior to execution of this Agreement;

(j)     neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any environmental investigations or remedial actions, in any such case, pursuant to Environmental Laws; and
(k)    neither Seller Parent nor the Asset Sellers, in each case in connection with the Business or the Acquired Assets, nor the Sold Companies, has assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action.
This Section 3.15 and Section 3.7 comprise the sole and exclusive representations and warranties of the Sellers relating to environmental matters, Environmental Laws and Hazardous Materials.
Section 3.16    Insurance. Schedule 3.16 lists all insurance policies held in the names of the Sold Companies, or held by any Seller or Seller Parent for the benefit of the Business, as of the date hereof, including in respect of each such policy, the policy name, carrier, term, type and amount of coverage. All policies listed on Schedule 3.16 are in full force and effect and are for such amounts as are sufficient for all material requirements of Law and all Material Contracts. All premiums due with respect to such insurance policies have been paid in full and the Sold Companies, the Seller or Seller Parent, as applicable, have complied in all material respects with the provisions of such policies. No notice of cancellation or termination has been received by Seller Parent, any Sold Company or any Asset Seller with respect to any of such insurance policies and none of them has received notice of any retroactive material upward adjustment in premiums under any such insurance policies.
Section 3.17    Real Property.
(a)    Neither the Asset Sellers nor the Sold Companies own, lease or sublease, occupy or otherwise hold any real property or interests therein primarily used or held for use in the Business as of the date of this Agreement, other than the Owned Real Property and Leased Real Property. All of the Owned Real Property and Leased Real Property are adequately maintained and suitable for the purpose of conducting the Business as currently conducted.
(b)    The Asset Sellers or Sold Companies (i) own and have good and marketable title in and to the Owned Real Property and all the buildings, structures and other improvements located thereon and fixtures attached thereto and (ii) have good and valid leasehold interests in all Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Each Real Estate Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and the applicable Asset Sellers and applicable Sold Companies are entitled to the full benefit and advantage of each such Real Estate Lease in accordance with its terms. Each Real Estate Lease is in good standing and there has not been any breach or default by any party under any Real Estate Lease nor any dispute between any of the Asset Sellers or the Sold Companies, on the one hand, and any landlord, on the other hand, under any Real Estate Lease. A full copy of each Real Estate Lease has been delivered or made available to the Buyer. There are no arrears of rent under any Real Estate Lease and the current uses of all of the Owned

Real Property and Leased Real Property comply with applicable Law. Neither the Asset Sellers nor the Sold Companies have granted to any other Person the right to occupy any of the premises subject to a Real Estate Lease.
(c)    Except as would not reasonably be expected to be material to the Business or as set forth on Schedule 3.17(c), with respect to the Real Property:
(i)    There is no pending or, to the Knowledge of Seller Parent, threatened or contemplated, appropriation, condemnation or like proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.
(ii)    No Asset Seller or Sold Company has received written notice that it is in violation of any applicable zoning law, regulation or other applicable Law, related to or affecting the Real Property.
(iii)    The use of the Real Property, or any portion thereof and the improvements erected thereon, does not violate or conflict with (x) any covenants, conditions or restrictions applicable thereto or (y) the terms and provisions of any contractual obligations relating thereto.
(iv)    No Asset Seller or any Sold Company owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof or interest therein.
Section 3.18    Personal Property. The items of material Equipment included in the Acquired Assets or otherwise used or held for use in the Business are in good operating condition and good repair, ordinary wear and tear excepted. An Asset Seller or Sold Company (a) owns and has good title to all of the material Equipment included in the Acquired Assets, or used or held for us in the Business, and purported to be owned by it, and (b) has valid and subsisting leasehold interests in all of the material Equipment included in the Acquired Assets, or used or held for use in the Business, and purported to be leased by it, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.18, (x) all the tangible assets and properties owned, used or held for use by the Sold Companies and the Acquired Assets constitute all tangible assets necessary for the conduct of the Business as currently conducted, (y) adequate investment has been made with respect to the tangible assets and properties of the Business reasonably necessary for the Business as currently conducted and (z) there are no material deferred capital expenditures with respect to the Business, except as set forth in the Financial Statements.
Section 3.19    Inventory; Accounts Receivable. All of the Inventory reflected on the Financial Statements is (a) stated and valued therein net of reserves at the lesser of cost and net realizable value, in each case, in accordance with GAAP and (b) saleable after the date of this Agreement (including if applicable, after the Closing) in the ordinary course of Business consistent with past practice except for such Inventory which has valuation allowances or reserves against such Inventory as reflected on the Financial Statements. All Accounts Receivable and other receivables of the Business are valid and genuine and have arisen, and are fully collectible (except for allowance for doubtful accounts on the Financial Statements), in the ordinary course of business consistent with past practice, and are not subject to defenses, set-offs or counterclaims other than returns or refunds in the ordinary course of business consistent with past practice. The allowance for doubtful accounts on the Financial Statements has been determined in conformity with U.S. GAAP consistently applied and in accordance with past practice.
Section 3.20    Assets. Except as set forth on Schedule 3.20, Seller Parent and each Asset Seller owns, leases or has the legal right to use all the Acquired Assets, and each Sold Company owns, leases or has the legal right to use its assets free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed on Schedule 3.20, each Asset Seller has good title to (or in the case of leased Acquired Assets, valid leasehold interests in) the Acquired Assets and each Sold Company has good title to (or in the case of leased assets, a valid leasehold interest in) its assets, in either case free and clear of all Encumbrances other than Permitted Encumbrances.
Section 3.21    No Brokers’ or Other Fees. Except for Moelis & Company LLC (“Moelis”), whose investment banking fees will be paid by Seller Parent (exclusive of any fees related to any financing or related services that Moelis may provide to the Buyer, which shall be paid by the Buyer), no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Sellers.
Section 3.22    Related Party Transactions.
(a)    None of the respective directors, officers, employees or shareholders of Seller Parent or any Affiliate of Seller Parent, nor any of their respective family members or Affiliates, (i) owns any direct or indirect interest of any kind in (other than equity positions held in companies whose equity is publicly traded), controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, licensor, distributor, landlord, tenant, creditor or debtor of the Business, (B) except as set forth on Schedule 3.22(a), engaged in a business related to the Business, or (C) a participant in any transaction to which Seller Parent, any Seller or Sold Company is a party, or (ii) is a party to any Material Contract.
(b)    Except as set forth in Schedule 3.22(b), there are no Related Party Contracts. Each Related Party Contract set forth in Schedule 3.22(b) is on commercially reasonable terms no more favorable to such party than what any third party negotiating on an arms-length basis would expect.
Section 3.23    Bank Accounts. Schedule 3.23(a) sets forth a complete and correct list of each bank account or safe deposit box of each Sold Company, the names and locations of all banks in which each of them has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of any Sold Company or the Business with respect to such bank accounts or safe deposit boxes. Schedule 3.23(b) sets forth a complete and correct list of all individuals who hold a power of attorney to act on behalf of any Sold Company or the Business.

Section 3.24    Customers and Suppliers. Schedule 3.24 lists (a) the name of the ten (10) largest suppliers (by dollar volume) of the Business (the “Top Suppliers”) and (b) the name of the twenty (20) largest customers (by total contract value) of the Business (the “Top Customers”), in each case, during 2018. Since December 31, 2017 through the date hereof, none of Seller Parent, the Seller or the Sold Companies has received written notice (or to the Knowledge of Seller Parent, any unwritten notice) that any such Person is in material breach of or material default under any Contract with any Top Supplier or Top Customer or that any Top Supplier or Top Customer intends to cease doing business with the such Person or materially decrease the volume of business that it is presently conducting with such Person.
Section 3.25    Foreign Corrupt Practices Act. During the past five (5) years, none of Seller Parent or any Asset Seller, in each case, in respect of the Business, any Sold Company, or any director, officer, employee or, to the Knowledge of Seller Parent, agent acting on behalf of any one of them is aware of or has taken any action, directly or indirectly, that would result in a violation by such Person of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any analogous non-U.S. Law (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.  Seller Parent and its Affiliates have conducted the Business in all respects in compliance with the FCPA.
Section 3.26    OFAC Compliance. During the past five (5) years, each of Seller Parent, the Sellers and Sold Companies, and each director, officer, employee, or to the Knowledge of Seller Parent, agent acting on behalf of any one of them, in each case, in respect of the Business, has been, and is currently, in compliance with, and has not taken any action that has violated, or would reasonably be expected to result in a violation of, any sanctions program applicable to the Business, including sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the European Union or other applicable non-U.S. Governmental Authority, except, in each case, where such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to be material to the Business. Without limiting the foregoing:
(a)    during the past five (5) years, neither Seller Parent nor any Seller or Sold Company, or any director, officer, employee, or to the Knowledge of Seller Parent, any agent acting on behalf of any one of them is or has been subject to any sanctions administered by OFAC, the European Union or other applicable non-U.S. Governmental Authority;
(b)    at all times during the last five (5) years, Seller Parent, the Sellers and the Sold Companies have maintained a compliance program designed to ensure that the Business does not improperly transact with, or otherwise deal with, any Restricted Person or Restricted Country; and

(c)    during the past five (5) years, none of Seller Parent, any Seller or Sold Company has directly or through third Persons (including any partner, distributor, reseller or, to the Knowledge of Seller Parent, agent) (i) sold, transferred, exported, made payments to, received payments from, or otherwise facilitated or participated in any transaction with any Person who Seller Parent or the applicable Seller or Sold Company knew or reasonably should have known was a Restricted Person or resided or resides in a Restricted Country, (ii) entered into any Restricted Agreement, (iii) exported or otherwise transferred any product, software, or technology to any Restricted Country or Restricted Person or pursuant to any Restricted Agreement, in each case, except as would not be a violation of Law.
Neither Seller Parent nor any Seller will, directly or indirectly, use the proceeds from the transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of Seller Parent, is currently subject to any sanctions.
Section 3.27    Money Laundering Laws. The Business is and for the past five (5) years has been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended (or analogous non-U.S. Law), the money laundering Laws of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving Seller Parent or any Seller, in each case, in respect of the Business, or any Sold Company with respect to the Money Laundering Laws is pending or, to the Knowledge of Seller Parent, threatened.
Section 3.28    Export Control.
(a)    During the past five (5) years, none of Seller Parent or any Seller, in each case, in respect of the Business, or any Sold Company has: (i) violated, directly or indirectly, the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the United States Foreign Trade Regulations (15 C.F.R. Part 30), the United States Commerce Department and United States Treasury Department Anti-boycott Laws (15 C.F.R. Part 760 and Section 999 of the Code), the Export and Import Permits Act (Canada), the Export Control Act (Aussenwirtschaftsgesetz-AWG), Control Ordinance (Aussenwirtschaftsverordnung-AWV) (including its Export Lists), or any other Laws regulating or controlling the export or transfer of any goods, technology, other property or services from, or within, any country or jurisdiction where the Business operates (collectively, the “Export Control Laws”), except where such violation would not, individually or in the aggregate, reasonably be expected to be material to the Business or (ii) received written notice or written assertion from any Governmental Authority of any violation of any Export Control Laws. Without limiting the generality of the foregoing, except as set forth on Schedule 3.7(a) and except as would not, individually or in the aggregate, reasonably be expected to be material to the Business:

(i)    each Sold Company has obtained all export licenses or other authorizations and/or properly invoked all license exceptions related to any activity governed by Export Control Laws, including activities related to the export of articles and any authorizations (whether licenses, approvals, license exceptions or license exemptions) required for: (A); the export, import and re-export of technologies and controlled data; (B) the release of technologies and software; and (C) the performance of services rendered on behalf of any third party, such as the Company’s grantors, customers and/or clients (“Export Approvals”);
(ii)    each Sold Company is in compliance with the terms of all applicable Export Control Laws and Export Approvals;
(iii)    there are no pending or, to the Knowledge of Seller Parent, threatened actions against any Sold Company or the Business with respect to any Export and Import Laws or Export Approvals;
(iv)    to the Knowledge of Seller Parent, there are no actions, conditions or circumstances pertaining to the Sold Companies’ or the Business’ export or import transactions that may give rise to any future claims; and
(v)    all transfers of export licenses that can be lawfully transferred to the Buyer will be transferred in full compliance with any Export Control Laws and will be completed as efficiently and expeditiously as possible, and in accordance with all applicable Laws.
Section 3.29    Middle East Entities. All of the outstanding equity interests of each of Terex Demag Middle East (LLC) and Terex Middle East FZE owned by the Sold Companies have been validly transferred to Terex Germany on February 18, 2019. Neither Terex Demag Middle East (LLC) nor Terex Middle East FZE is a Sold Company Subsidiary or is part of the Business.
Section 3.30    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller Parent nor any other Person makes any other express or implied representation or warranty on behalf of Seller Parent or any Affiliate of Seller Parent with respect to the Business, the Sold Companies, the Sellers, the Acquired Assets or otherwise with respect to the subject matter of this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to Seller Parent as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Japan. The Buyer has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected, individually or in the aggregate, to materially impede or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.
Section 4.2    Authorization, Enforceability.
(a)    The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations hereunder have been duly and validly authorized by all requisite corporate action. The Buyer has all requisite corporate authority to execute and deliver each Ancillary Agreement to which it is a party and to perform its obligations thereunder and hereunder, and the execution and delivery by the Buyer of each Ancillary Agreement to which it is a party, and the performance by the Buyer of its obligations thereunder and hereunder, have been duly and validly authorized by all requisite corporate action.
(b)    This Agreement constitutes, and each Ancillary Agreement to which the Buyer is a party will constitute when executed, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or Law).
Section 4.3    Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby (including the execution and delivery of the Ancillary Agreements by the applicable parties thereto), do not and will not (a) violate any provision of the certificate of incorporation or bylaws of the Buyer; (b) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which the Buyer or any of its Affiliates is a party or is subject; or (c) assuming compliance with the matters set forth in Sections 3.7(b) and 4.5(b), violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which the Buyer is subject, except with respect to clauses (b) and (c), for violations, breaches, conflicts and defaults as would not reasonably be expected, individually or in the aggregate, to materially impede or delay the Buyer’s ability to consummate the transactions contemplated by this Agreement.
Section 4.4    Litigation. There are no Proceedings pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Subsidiaries that would reasonably be expected to materially impede or delay the ability of the Buyer to consummate the transactions as contemplated by this Agreement. The Buyer is not subject to any Order that would reasonably be expected to materially impede or delay its ability to consummate the transactions as contemplated by this Agreement.
Section 4.5    Compliance with Laws; Governmental Authorizations.
(a)    The Buyer is not in violation of any Order or Law applicable to it or its properties, except where noncompliance would not reasonably be expected to materially impede or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

The Buyer has all licenses, permits and other governmental authorizations necessary to conduct its business as currently conducted, except where the failure to have such licenses, permits and other governmental authorizations would not reasonably be expected to materially impede or delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.
(b)    Other than as set forth in Schedule 4.5(b) and as contemplated by Section 5.3(b), the execution, delivery and consummation of the transaction contemplated by this Agreement by the Buyer does not require any material consent or approval of any Governmental Authority, including any Governmental Antitrust Authority.
Section 4.6    Financial Resources. The Buyer has available, and will have on the Closing Date, sufficient cash to pay the Purchase Price and any other amounts payable by the Buyer in connection with the transactions contemplated by this Agreement.
Section 4.7    No Brokers’ or Other Fees. Except for SMBC Nikko Securities Inc., whose fees and expenses will be paid by the Buyer, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 4.8    Purchase for Investment. The Buyer or its Affiliates, as the case may be, are purchasing the Sold Shares for their own account and solely for investment, with no present intention to sell, transfer or distribute any Sold Shares to any other Person. The Buyer acknowledges that none of the Sold Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any equivalent state or foreign securities laws, and the Buyer will not, and shall cause all of its Affiliates that purchase the Sold Shares not to, sell, transfer or distribute any Sold Shares except in compliance with the registration requirements or exemption provisions under the Securities Act (if applicable to such Sold Shares) and the rules and regulations promulgated thereunder, or any other equivalent applicable securities Law.
Section 4.9    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Buyer nor any other Person makes any other express or implied representation or warranty on behalf of the Buyer or any Affiliate of the Buyer with respect to the subject matter of this Agreement.
ARTICLE V

COVENANTS AND AGREEMENTS
Section 5.1    Conduct of Business Prior to the Closing.
(a)    From and after the date hereof and to the Closing, except (x) as set forth on Schedule 5.1 or as otherwise expressly contemplated by this Agreement or (y) as the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Seller Parent agrees that it will conduct the Business, and will cause the Sold Companies and Asset Sellers to conduct the Business, in the ordinary course consistent with past practice, and use commercially reasonable efforts to (i) preserve intact the Business conducted by the Sold Companies and the Asset Sellers and related relationships with customers, suppliers and other third parties, and (ii) keep available the services of sufficient Business Employees and Business

Temporary Workers to operate the Business as currently conducted. In furtherance and not in limitation of the foregoing, from and after the date hereof and to the Closing, except (A) as set forth on Schedule 5.1 or as otherwise expressly contemplated by this Agreement, or (B) as the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Seller Parent covenants and agrees that it shall, and shall cause the Sold Companies and the Asset Sellers to, in each case with respect to the Business:
(i)    maintain insurance coverage at levels consistent with presently existing levels;
(ii)    not incur, create or assume any Indebtedness, other than short‑term borrowings incurred in the ordinary course of business consistent with past practice, or any Encumbrance other than Permitted Encumbrances;
(iii)    not acquire or dispose of any assets outside of the ordinary course of the business consistent with past practice;
(iv)    maintain the properties and assets of the Business, including the Acquired Assets, in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(v)    not enter into, terminate, amend any material term of, or waive any material right under, any Material Contract, except in the ordinary course of business;
(vi)    not make any change to any financial or Tax accounting principle, method, election, estimate or practice, except for any such change required by reason of U.S. GAAP, German GAAP and/or applicable Law;
(vii)    not increase or enhance compensation (including the granting of bonuses) to employees except in the ordinary course of business consistent with past practice;
(viii)    not (A) hire any employee with an annual rate of base salary in excess of €150,000 or (B) terminate the employment of any employee with an annual rate of base salary in excess of €150,000 other than for cause;
(ix)    not change or amend the charter or bylaws or similar organizational documents of any Sold Company;
(x)    not issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Sold Company, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Sold Company; and
(xi)    not agree to take any of the foregoing actions.

(b)    Nothing in the foregoing part of this Section 5.1 shall operate to prevent or restrict Seller Parent, any of the Sold Companies, Share Sellers or Asset Sellers from:
(i)    completing or performing any obligations undertaken pursuant to any Contract or arrangement entered into before the date of this Agreement and provided or made available to the Buyer prior to the date of this Agreement; or
(ii)    taking any action at the written request of the Buyer.
Section 5.2    Access to Books and Records. During the Pre-Closing Period, Seller Parent shall, and shall cause the Asset Sellers and Sold Companies to, afford to the Buyer and its counsel, accountants and other authorized representatives, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, directors, management, accountants and other advisors and agents, properties, books, records and contracts of the Business solely for purposes related to the transactions contemplated by this Agreement; provided, that Seller Parent may impose reasonable limitations on such access to ensure that such access does not interfere with the normal business operations of Seller Parent, the Asset Seller or the Sold Companies (including requiring the Buyer’s representatives to be bound by customary confidentiality agreements); provided further, that the Buyer shall pay any out-of-pocket costs associated with such access; and provided further, that any invasive water, soil or other environmental testing and monitoring shall be conducted only with Seller Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The parties agree that the provisions of the Confidentiality Agreement shall continue in full force and effect following the execution and delivery of this Agreement, and all information obtained pursuant to this Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement.
Section 5.3    Efforts; Regulatory Filings and Consents.
(a)    Each of Seller Parent and the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) to consummate and make effective the transactions contemplated by this Agreement and (ii) to obtain any Consent of any Governmental Antitrust Authority and any other Governmental Authority required to be obtained or made by Seller Parent or the Buyer, or any of their respective Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement; provided, however, that neither party shall be required to divest any assets, and provided, further, neither party shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any Person.
(b)    Each of Seller Parent and the Buyer shall (i) as promptly as practicable make all filings under applicable Other Competition Laws, if any, required or advisable (as agreed upon by the parties) for the transactions contemplated hereby, and (ii) as promptly as practicable make all required filings for approval of this Agreement and the transactions contemplated hereby under applicable laws of Germany, Poland and the United Kingdom. Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the applicable Other Competition Laws, as the case may be. All other regulatory filings shall be in substantial compliance with the requirements of applicable

Laws. Each of Seller Parent and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under applicable Other Competition Laws or other applicable laws and regulations, as the case may be. Seller Parent and the Buyer shall use their respective commercially reasonable efforts to comply promptly with any inquiries or requests for additional information and documentary material from any Governmental Authority having jurisdiction.
(c)    Without limiting the generality of the undertakings and subsections (a), (b) and (d) of this Section 5.3 and subject to any appropriate confidentiality protections, Seller Parent and the Buyer shall each furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each promptly provide outside counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority or other Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Antitrust Authority or other Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Each such party shall, subject to applicable Law, permit outside counsel for the other party (i) to review in advance, if practicable, any proposed written or oral, communication to any Governmental Antitrust Authority or other Governmental Authority and (ii) to attend any telephonic or in person meeting with any Governmental Antitrust Authority or other Governmental Authority.
(d)    The filing fees under the Other Competition Laws and other applicable Laws, as well as the fees and disbursements of any legal counsel or other advisor jointly retained by the parties in connection with any such filings and any other filings with Governmental Authorities, shall be borne by the party incurring such fees and disbursements.
Section 5.4    Third Party Consents. Seller Parent shall use its commercially reasonable efforts to obtain any Consent of any Person (other than Governmental Authorities) required to consummate and make effective the transactions contemplated by this Agreement. The Buyer agrees to reasonably cooperate with such parties in obtaining such Consents. To the extent that Seller Parent and the Buyer are unable to obtain any required third party Consents prior to the Closing (such Consents, the “Post-Closing Consents”), each of Seller Parent and the Buyer, respectively, shall use all commercially reasonable efforts (including the making of any filing required to obtain any Post-Closing Consents) to obtain (or cause to be obtained) as promptly as practicable all Post-Closing Consents. For purposes of this Section 5.4, the term “all commercially reasonable efforts” shall not be deemed to require any Person to pay or commit to pay any material amount to (or incur any material obligation in favor of) any Person from whom any consent or waiver may be required.
Section 5.5    Tax Matters.
(a)    The Buyer and Seller Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating directly to the Sold Companies (including their respective Subsidiaries), the Acquired Assets or the Business

(including, in each case, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return; provided, however, that if such requested information is contained within a document containing any unrelated information, only portions pertaining to such relevant information shall be furnished. The Buyer and Seller Parent shall each retain all books and records with respect to Taxes pertaining to the Sold Companies (including their respective Subsidiaries), the Acquired Assets and the Business within their respective possessions until thirty (30) days following the expiration of all relevant statutes of limitations (and, to the extent notified by the Buyer and Seller Parent, as the case may be, any extensions thereof). At the end of such period, each party shall provide the other with at least 30 days’ prior written notice before destroying or disposing of any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. If a party destroys or disposes of any such books and records prior to the expiration of all relevant statutes of limitations, then such party that prematurely destroyed or disposed of such books and records shall be fully responsible for any Tax payment, including any penalties, resulting from, related to or arising out of the destruction or disposal of such books and records.
(b)    Seller Parent shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns in respect of the Sold Companies (including their respective Subsidiaries), the Acquired Assets or the Business for any taxable period ending on or before the Closing Date. All such Tax Returns shall be prepared consistently with the past practice of Seller Parent, the Sold Companies and the applicable Asset Sellers (in each case, to the extent relating to the Business, and/or the Sold Companies, as applicable), in filing their Tax Returns unless otherwise required by applicable Law. Seller Parent shall forward to the Buyer copies of any such Tax Returns (other than income Tax Returns of any Asset Seller, and any consolidated, combined, unitary or other group Tax Return including the Sold Companies for such taxable period) reasonably requested by Buyer for its review and comment (i) at least thirty (30) days prior to the filing of such Tax Return or (ii) in the case of a Tax Return that is required to be filed within thirty (30) days of the Closing Date, at least ten (10) days prior to the date such Tax Return is required to be filed, and shall make such changes as are requested thereto by the Buyer to the extent reasonable and consistent with applicable Law. Seller Parent shall timely file each such Tax Return or forward such Tax Returns to the Buyer for filing. Seller Parent shall be responsible for, and shall pay the amount of, any Taxes shown as due on any such Tax Returns to the extent in excess of any accrual in respect thereof that was taken into account in the Final Working Capital, and Buyer shall be responsible for, and shall pay the amount of, any Taxes shown as due on any such Tax Returns to the extent of any accrual in respect thereof that was taken into account in the Final Working Capital, with the timing of such payment in each case determined in accordance with Section 9.7(c). The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns in respect of the Sold Companies (including their respective Subsidiaries), the Acquired Assets or the Business for any taxable period ending after the Closing Date. To the extent such Tax Returns relate to a taxable period ending after the Closing Date which begins on or before the Closing Date (a “Straddle Period”), such Tax Returns shall be prepared in a manner consistent with past practices unless otherwise required by applicable Law. The Buyer shall provide Seller Parent with a draft of each Straddle Period Tax Return (and such additional information regarding such Straddle Period Tax Return as may reasonably be requested by Seller Parent consistent with applicable Law) for its review and comment (i) at least thirty (30) days prior to the filing of such Tax Return or (ii) in the case of a Tax Return that is required to be filed within thirty (30) days of the Closing Date, at least ten (10) days prior to the date such Tax Return is required to be filed; provided, that in the case of a Tax Return that is required to be filed within ten (10) days of the Closing Date, the Buyer shall use its reasonable best efforts to afford Seller Parent a reasonable opportunity to review such Straddle Period Tax Return prior to filing such Tax Return. The Buyer shall make all changes to Straddle Period Tax Returns as are reasonably requested by Seller Parent, to the extent permitted under applicable Law. The Buyer, its applicable Affiliates, or the applicable Sold Companies or Sold Company Subsidiary, as the case may require, shall pay the amount shown to be due on any such Tax Returns to the relevant Taxing Authority. To the extent the Taxes due with respect to such Straddle Period Tax Returns are the responsibility of Seller Parent pursuant to Section 9.7(a), Seller Parent shall pay to the Buyer the amount of such Taxes, with the timing of such payment determined in accordance with Section 9.7(c).
(c)    For purposes of Section 5.5(b) and otherwise under this Agreement, other than with respect to Transfer Taxes, in order to apportion appropriately any Taxes relating to a Straddle Period (including refunds of, or credits in lieu thereof attributable to, such Taxes), the Parties shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable period of each of the Sold Companies (including their respective Subsidiaries) and the Asset Sellers (with respect to the Business) for all Tax purposes. In any case where applicable Law does not permit any Sold Company (including their respective Subsidiaries) or the Asset Sellers (with respect to the Business) to treat the Closing Date as the last day of the taxable period, the amount of any Taxes for the portion of any Straddle Period ending on and including the Closing Date shall (x), in the case of any Tax based upon or related to income, gains, receipts, employment, sales, use, or other Taxes imposed on a non-periodic basis, be based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any pass-through entity or controlled foreign corporation (within the meaning of the Code) shall be deemed to terminate at such time), provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (y), in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the past practice of the Sold Companies (including their respective Subsidiaries) or the Sellers (with respect to the Business), as applicable. Notwithstanding the foregoing, any Taxes relating to any transactions initiated by the Buyer that are not in the ordinary course of business that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date.

(d)    Tax Elections.
(i)    Without the written consent of Seller Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Buyer and its Affiliates (including the Sold Companies and their respective Subsidiaries) shall not make any Tax election under the Code (or the Tax Laws of any other jurisdiction) with respect to the Sold Companies or their respective Subsidiaries which would cause the sale of the Sold Shares to be treated as an asset sale for Tax purposes, including any “check-the-box” election pursuant to Section 301.7701-3 of the Treasury regulations or any election pursuant to Section 338 or Section 336(e) of the Code (or, in each case, any comparable state, local or non-U.S. Law). At the request of Seller Parent (including any additional Taxes of Buyer or its Affiliates (including the Sold Companies and their respective Subsidiaries) arising as a result of any such election), the Buyer or its Affiliates (including the Sold Companies and their respective Subsidiaries) shall make, or shall join Seller Parent (or any Affiliate of the Seller Parent) in making, any such election under the Code (or the Tax Laws of any other jurisdiction) with respect to the Sold Companies and their respective Subsidiaries, as applicable, and shall execute and file any documentation and take any action as is necessary to effectuate such election; provided, however, that Seller Parent shall pay all costs of evaluating, preparing and filing any such election, and any additional Taxes, costs, expenses or other losses incurred by Buyer, any Sold Company, or any of their respective Affiliates, arising as a result of, or otherwise attributable to, the making of any such elections, as determined by the Buyer in its sole discretion.
(ii)    Notwithstanding anything to the contrary contained or implied in this Agreement, unless otherwise required by applicable Law, neither the Buyer nor its Affiliates (including the Sold Companies and their respective Subsidiaries) shall, without the prior written consent of Seller Parent (such consent not to be unreasonably withheld, conditioned or delayed), file or cause to be filed any amended any Tax Return or claim for Tax refund with respect to the Sold Companies or their respective Subsidiaries (or, in each case, relating to their income, properties or operations) or the Acquired Assets, consent to the waiver or extension of the statute of limitations relating to Taxes of the Sold Companies, the Subsidiaries of the Sold Companies or the Acquired Assets, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case, if such action would be reasonably likely to have the effect of increasing the liability of Seller Parent, or its Affiliates for Taxes under this Agreement. Seller Parent shall be deemed to have given its consent if Seller Parent does not provide written comments within twenty (20) Business Days after receipt of a written request from the Buyer specifying the subject matter in reasonable detail and including copies of all necessary documentation.
(e)    Any Tax refunds that are received by the Buyer, or the Sold Companies (including their respective Subsidiaries), and any amounts credited against Tax to which the Buyer or the Sold Companies (including their respective Subsidiaries) become entitled, which refunds or amounts credited relate to taxable periods (or portions thereof in the case of a Straddle Period) ending on or before the Closing Date, shall be for the account of Seller Parent, except to the extent that amounts in respect of the right to such refund are reflected in the Final Working Capital, and the Buyer shall pay over to Seller Parent the amount of any such refund or any such credit (net of Taxes, if any, incurred solely as a result of the receipt of such refund) within fifteen (15) days after the receipt or entitlement thereto. In addition, to the extent that a claim for refund, credit or other Tax benefit or offsetting adjustment in connection with any audits, examinations or Tax proceedings results in a refund (or credit against otherwise currently payable Tax) by a Taxing Authority to the

Buyer or the Sold Companies (including their respective Subsidiaries) of any amount accrued for any taxable period (or portions thereof in the case of the Straddle Period) ending on or before the Closing Date, including any Tax benefits allowable in connection with the Excluded Liabilities or Excluded Assets, then other than to the extent such refund or credit was taken into account on the Final Working Capital, the Buyer shall pay the amount of any such refund or credit (net of Taxes, if any, incurred solely as a result of the receipt of such refund) to Seller Parent within fifteen (15) days after receipt or entitlement thereto. The Buyer agrees that it shall not, without Seller Parent’s consent (such consent not to be unreasonably withheld, conditioned or delayed), cause or permit the Sold Companies (or their respective Subsidiaries) to carry back to any taxable period ending on or prior to the Closing Date any net operating loss, loss from operations or other Tax attribute, and further agrees that Seller Parent has no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by the Buyer of the foregoing undertaking. For purposes of this Section 5.5(e), to the extent that any Tax reflected as a Liability in the Final Working Capital exceeds the amount of such Tax actually paid, or due and payable, to the relevant Taxing Authority, the amount of such excess shall be treated as a Tax refund for the account of Seller Parent.
(f)    Organschaft and Transfer Pricing Payments. Any Required Tax Payments shall be made in accordance with Section 2.7(i) of this Agreement. With respect to the VAT fiscal unity (umsatzsteuerliche Organschaft) between Terex Germany as the controlling company (Organträger) and Terex Cranes purchased by means of share transfer as contemplated under this Agreement as the controlled entity (Organgesellschaft), Terex Cranes shall, and the Buyer shall procure that the Terex Cranes will reimburse Terex Germany for any output VAT (Umsatzsteuer), which (i) relates to supplies rendered or advance payments received by Terex Cranes until and including the Closing Date and (ii) is paid or otherwise settled by Terex Germany in its capacity as the controlling company, and Seller Parent shall procure that Terex Germany will reimburse the Terex Cranes for any input VAT (Vorsteuer), which relates to supplies or advanced payments received by Terex Cranes until and including the Closing Date; and credited to Terex Germany in its capacity as the controlling company; and Seller shall procure that Terex Germany will reimburse Terex Cranes for any special advance payment (Sondervorauszahlung) if and to the extent the Terex Cranes indemnified Terex Germany in respect of such special advance payment (Sondervorauszahlung). Terex Cranes shall not be required to reimburse Terex Germany and Terex Germany shall not be required to reimburse Terex Cranes if, and to the extent that, Terex Cranes effected payment of the respective output VAT amount to Terex Germany or received payment of the respective input VAT amount from Terex Germany, as the case may be, until and including the Closing Date.
(g)    Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 9.1(a), 9.2, 9.4, 9.7, 9.8 and 9.9 hereof shall apply to all obligations under Section  5.5 hereof.

Section 5.6    Employment Matters Generally.
(a)    In regard to the Closing, other than with respect to (x) Business Employees of a Sold Company or a Sold Company Subsidiary, (y) directors or officers of any Sold Company or Sold Company Subsidiary with respect to their directorship or office, as applicable, as contemplated by Section 2.6(a)(xvi), and (z) as set forth on Schedule 5.6(a), (i) where applicable Law or rules provide for the automatic transfer of employment of the Business Employees upon the sale of the Business, (A) the Buyer or one of its Affiliates shall assume and honor all terms and conditions of employment in respect of the Business Employees to the extent required to accomplish such transfer of employment, and (B) the Buyer and Parent Seller agree to take such actions as are reasonably practicable such that the employment of the Business Employees will transfer to the Buyer or its Affiliate as a matter of law as of the Closing Date, and (ii) where applicable Law or rules do not provide for the automatic transfer of employment of the Business Employees upon the sale of the Business, the Buyer or one of its Affiliates shall make an offer of employment, to be effective as of the Closing Date, to such Business Employees for at least the same salary, wages and terms and conditions of employment provided by Seller Parent or its Affiliates to such Business Employees immediately prior to the Closing Date. With respect to the Business Employees identified on Schedule 5.6(a), the Buyer may identify to Seller Parent any such scheduled Business Employees it desires to be transferred out of the Business prior to the Closing (such identified Business Employees, the “Optional Business Employees”) and Seller Parent shall, to the extent permitted by applicable Law, cause such Optional Business Employees to be terminated or transferred outside of the Business prior to the Closing and, except as set forth on Schedule 5.6(a), shall be responsible for the severance costs for the Optional Business Employees. With respect to the Optional Non-Business Employees, the Buyer may identify to Seller Parent any such Optional Non-Business Employees it desires to be transferred with the Business at Closing and the Buyer shall have the right to make an offer of employment to such identified Optional Non-Business Employees in accordance with clause (ii) above. Each Optional Non-Business Employee, once identified by the Buyer, shall be regarded as a Business Employee for the purposes of this Agreement. Effective as of the Closing Date, the Buyer shall, or shall cause one or more of its Affiliates to, assume each of the collective bargaining agreements listed or described on Schedule 3.11(c).
(b)    Benefit Plans:
(i)    Effective as of the Effective Time, or as soon as necessary or practicable thereafter, the Buyer or one of its Affiliates shall establish and qualify or register with applicable regulatory authorities employee benefit plans, programs, policies and arrangements for, or shall extend existing employee benefit plans, programs, policies and arrangements to, the Transferred Employees which are in accordance with local law.
(ii)    Effective as of the Effective Time, Transferred Employees shall cease to be active participants in any Benefit Plans of Seller Parent or its Affiliates.

(c)    Employment Liabilities:
(i)    Following the Closing, the Buyer shall be responsible for all Liabilities in connection with claims incurred by Transferred Employees and their eligible dependents under any of the Buyer’s Benefit Plans covering such Transferred Employees.
(ii)    The Buyer shall be responsible for all workers’ compensation claims of any Transferred Employee that are asserted after the Effective Time. Seller Parent shall be responsible for all workers’ compensation claims of any Transferred Employee that are asserted prior to the Effective Time.
(iii)    The Buyer shall be responsible for all Liabilities in connection with the termination of employment of Business Employees who are not offered employment with the Buyer or one of its Affiliates in accordance with Section 5.6(a). Seller Parent shall be responsible for all Liabilities in connection with the termination of employment of Business Employees who are offered employment with the Buyer or one of its Affiliates in accordance with Section 5.6(a), but do not accept such offer.
Section 5.7    Employee Notifications. Where required under applicable Law, the Buyer and Seller Parent shall, and Seller Parent shall cause the other Sellers or the Sold Companies prior to the Closing Date (or the date of a deferred closing, as contemplated by Section 2.8) to, properly and timely notify, or where appropriate, consult or negotiate with, employees, employee representatives, all competent works councils, unions, labor boards or any relevant governmental agencies concerning the transactions contemplated by this Agreement. In the event any payment is required in lieu of such notice, Seller Parent shall bear such expense.
Section 5.8    Use of Trademarks. The Buyer shall have the right to use, for a period of six months following the Closing Date, the “Terex” name and logo. Without limiting the prior sentence, the Buyer shall, and shall cause the Sold Companies to, take reasonable measures to transition away from using the “Terex” name and logo as soon after Closing as reasonably practicable. No other use of the Sellers’ or any of their Affiliates’ (except for the Sold Companies) trademarks, service marks, trade names and domain names is permitted unless included in the Acquired Assets. The Buyer shall cause each Sold Company, or division of the Business, that has the name “Terex” or any confusingly similar name thereof, in its corporate or trade name to take all necessary action, including the filing of any documents required to be filed with any governmental authority, to effect (within twelve (12) months of the Closing Date) a change of its corporate or trade name, as the case may be, not to include the name “Terex” or words confusingly similar thereto.
Section 5.9    Further Assurances. (a) Subject to Section 5.3, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as reasonably requested by the other party and necessary to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, subject to the provisions of Section 5.3, after the Closing Date each of the Buyer and Seller Parent at the reasonable request of the other shall execute and deliver, or cause to be executed and delivered, to or as directed by, and at the reasonable expense of, the requesting party such assignments, deeds, bills of sale and other instruments of transfer as either party reasonably may request as necessary or desirable in order to effect or further evidence the transactions contemplated by this Agreement.
(a)    The Buyer and Seller Parent shall use their respective reasonable best efforts to provide, or cause to be provided, as promptly as practicable, to the applicable other party all information necessary for such party to comply with applicable financial reporting requirements and income tax compliance and other regulatory obligations.
Section 5.10    Intercompany Accounts.
(a)    Prior to the Closing, Seller Parent shall pay in cash and satisfy, and shall cause its Affiliates to pay in cash and satisfy, prior to the Closing Date all Intercompany Accounts.
(b)    In case Seller Parent, the Sold Companies or any Affiliate of Seller Parent should identify any Intercompany Accounts not having been terminated and settled in cash as of the Closing Date, Seller Parent or the Buyer may request Seller Parent or any Affiliate of Seller Parent and the Sold Companies to, and Seller Parent and any Affiliate of Seller and the Sold Companies shall be obliged to follow that request, and to cause its relevant Affiliate to, mutually terminate and settle in cash such Intercompany Accounts in a way as if it had been terminated inter partes and settled in cash as of the Closing Date in accordance with the provisions of Section 2.7(h).
Section 5.11    Expenses; Transfer Taxes.
(a)    Whether or not the Closing takes place, and except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except as otherwise contemplated by this Agreement.
(b)    Except as otherwise provided in this Agreement, all Transfer Taxes incurred in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement shall be borne 50% by Seller Parent and 50% by the Buyer. The Buyer will prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Promptly after all such filings have been made by the Buyer, the Buyer will provide to Seller Parent a notice setting forth the amount of all Transfer Taxes owed and Seller Parent shall pay, by wire transfer of immediately available funds to the account specified in such notice within seven days after receipt of such notice, 50% of the amount stated in such notice. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions. In particular, within five (5) Business Days after the date hereof, Seller Parent will provide the Buyer with all information necessary for the Buyer to prepare and duly file the notification according to Sections 19, 20 German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz).

Section 5.12    Delivery of Accounts Receivable. The Buyer and its Affiliates shall have the right and authority, from and after the Closing, to collect for their own account all Accounts Receivable of the Business included in the Acquired Assets (the “Closing Receivables”) and to endorse with the name of any Seller any checks or drafts received with respect to any Closing Receivables. The Sellers shall (a) deliver to the Buyer such documentation of, and information relating to, the Closing Receivables as the Buyer shall reasonably request and (b) promptly deliver to the Buyer any cash or other property received by them in respect of any Closing Receivables, and the Buyer shall reimburse the Sellers for their reasonable expenses incurred in connection therewith. From and after the Closing Date, the Buyer and its Affiliates promptly shall deliver or cause to be delivered to Seller Parent any proceeds of Accounts Receivable received directly or indirectly by the Buyer, its Affiliates or the Sold Companies with respect to any Excluded Assets, and Seller Parent shall reimburse the Buyer or its Affiliates for their reasonable expenses incurred in connection therewith.
Section 5.13    Assumption of Litigation. The Buyer agrees to assume, after the Closing, the defense of any and all present or future claims, proceedings and other litigation relating to the Business. The Buyer shall have the right to assume and conduct the defense of any matters assumed by it pursuant to this Section 5.13 and Seller Parent and their Affiliates shall cooperate in such defense to the extent reasonably requested by the Buyer. After the Closing Date, the Buyer shall have the sole and exclusive right to investigate, respond to, contest, defend (including appeals), negotiate the resolution of, and settle any Proceeding arising out of or relating to any action asserted by any Governmental Authority related to any matter relating to the Business’ compliance with Export Control Laws, and select legal counsel in connection therewith. Seller Parent shall not have any right to participate in any such Proceeding.
Section 5.14    Post-Closing Cooperation.
(a)    The Buyer, on the one hand, and Seller Parent, on the other, shall cooperate with each other, and shall cause their Affiliates, officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Business from Seller Parent and the other Sellers to the Buyer and to minimize any disruption to the Business and the other respective businesses of Seller Parent and the other Sellers and the Buyer that might result from the transactions contemplated hereby. After the Closing, upon reasonable notice, the Buyer and Seller Parent shall furnish or cause to be furnished to each other and their employees, counsel, auditors, other representatives and advisors reasonable access (including the ability to make copies), during normal business hours, to such employees, advisors, representatives, Books and Records relating to the Business within the control of such party or any of its Affiliates as is reasonably necessary for any audit, investigation, dispute or litigation or any other reasonable business purpose.
(b)    Except as otherwise provided pursuant to Section 5.5 hereunder with respect to Tax matters and Tax records, the Buyer and Seller Parent shall, and shall cause each Seller, to retain all Books and Records and other documents pertaining to the Business in existence on the Closing Date for a period of ten years. No such Books and Records or other documents shall be destroyed or disposed of by any retaining party without first advising the other party in writing and giving such party a reasonable opportunity to obtain possession thereof for the purposes permitted by this Section 5.14.

(c)    Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.14. Neither party shall be required by this Section 5.14 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations. Any information relating to the Business received by Seller Parent pursuant to this Section 5.14 shall be subject to the Confidentiality Agreement.
Section 5.15    Bulk Transfer Laws. The Buyer hereby waives compliance by Seller Parent, the other Sellers and their respective Affiliates with any applicable bulk sale or bulk transfer laws or similar Laws, it being understood that any Liabilities arising out of any failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities and shall be the responsibility and Liability of Seller Parent or the applicable Asset Seller.
Section 5.16    Wrong Pocket Assets and Liabilities.
(a)    If, within twelve (12) months following the Closing, any person discovers that any right, title or interest in any asset either (x) to the extent primarily used or primarily held for use in the Business as of the date hereof or the Closing that is not owned by a Sold Company or (y) to the extent primarily used or primarily held for use in the business of Seller Parent and its Affiliates other than the Business as of the date hereof or the Closing (a “Wrong Pocket Asset”) is not held by, or a liability (a “Wrong Pocket Liability”) was not assumed by, the appropriate person (the “Right Pocket”, and the person holding such Wrong Pocket Asset or Wrong Pocket Liability, the “Wrong Pocket”), except as a result of a transaction occurring after the Closing consented to by the Right Pocket or as contemplated by this Agreement:
(i)    The parties shall cause any of their Affiliates holding such right, title or interest in a Wrong Pocket Asset to transfer as promptly as reasonably practicable such Wrong Pocket Asset to the Right Pocket for no additional consideration;
(ii)    The parties shall cause the Wrong Pocket to hold its right, title and interest in and to the Wrong Pocket Asset in trust for the Right Pocket until such time as the transfer is completed; and
(iii)    The parties shall cause the Right Pocket to assume from the Wrong Pocket as promptly as reasonably practicable any Wrong Pocket Liability for no additional consideration.
(b)    All costs and expenses arising out of compliance with such transfers shall be allocated to the parties as though such transfers had been completed as of the Closing in accordance with this Agreement.
(c)    The parties shall cause the Right Pocket to cooperate with the Wrong Pocket in connection with the transfers contemplated by this Section 5.16.

For purposes of this Section 5.16, the Buyer is the Right Pocket for the Acquired Assets and the Assumed Liabilities and Seller Parent and its Affiliates (other than the Sold Companies) are the Right Pocket for all Excluded Assets and Excluded Liabilities.
Section 5.17    Customer Communications. Seller Parent and the Buyer shall cooperate in developing communications materials and notices primarily relating to the transactions contemplated by this Agreement and the Ancillary Agreements to be sent to customers of the Business on or after the date hereof and prior to the Closing. Neither party shall, and shall cause its Subsidiaries not to, send any communications or notices relating to the transactions contemplated by this Agreement and the Ancillary Agreements to customers of the Business on or after the date hereof and prior to the Closing without the prior written approval of the other party, not to be unreasonably withheld, conditioned or delayed.
Section 5.18    Termination of PLPA.
(a)    As soon as possible after the satisfaction of regulatory conditions set forth in Section 6.4 and prior to the Closing, Seller Parent and Terex Germany shall, without undue delay, take all actions required or expedient to change the fiscal year (Geschäftsjahr) of Terex Cranes from the then current fiscal year to a short fiscal year (Rumpfgeschäftsjahr) ending on the scheduled Closing Date, 24 hours CET. In particular, Seller Parent and/or Terex Germany shall:
(i)    contact the competent local tax authorities of Terex Cranes to apply for the change of Terex Cranes' fiscal year to the effect that the Terex Cranes' fiscal year will end on the scheduled Closing Date, 24 hours CET and to take all further actions required or expedient to ensure that such change of Terex Cranes' fiscal year will be approved by the competent tax authorities;
(ii)    pass a shareholders' resolution of Terex Cranes to change Terex Cranes’ fiscal year to a short fiscal year (Rumpfgeschäftsjahr) ending on the scheduled Closing Date, 24 hours CET;
(iii)    take all actions required or expedient to ensure that the change of Terex Cranes' fiscal year is registered with Terex Cranes' commercial register without undue delay, in particular procure that the managing directors of Terex Cranes duly execute the application for registration with Terex Cranes’ commercial register, and
(iv)    instruct a public notary to accomplish the registration of the change of the Terex Cranes' fiscal year without undue delay.
(b)    After the Closing, Seller Parent, Terex Germany and the Buyer shall take all actions required or expedient to ensure that the termination of the PLPA is registered with the Terex Cranes’ commercial register with undue delay and shall in particular procure that Terex Cranes’ managing directors execute the application for registration of the termination of the PLPA with Terex Cranes’ commercial register and instruct a public notary to accomplish the registration of the termination of the PLPA without undue delay.

Section 5.19    Preparation, audit and approval of German GAAP Financial Statements. In order to determine Terex Germany’s Profit Transfer Claim or the Terex Cranes’ Loss Compensation Claim, the Buyer shall cause Terex Cranes (a) to prepare, as soon as reasonably practical after the termination of the PLPA, unconsolidated financial statements (Jahresabschluss) of Terex Cranes under German GAAP as of the end of the short fiscal year (the “German GAAP Financial Statements”), (b) to have the German GAAP Financial Statements audited, and (c) to have the German GAAP Financial Statements approved (festgestellt) by shareholders’ resolution of Terex Cranes. For the purposes of this Agreement, the German GAAP Financial Statements shall be considered final and binding between the parties of this Agreement once they have been (i) prepared by Terex Cranes, (ii) audited with an unqualified audit opinion and (iii) approved by shareholders’ resolution of Terex Cranes (the “Final German GAAP Financial Statements”), unless an amendment of the German GAAP Financial Statements is required or expedient under applicable Laws related to Tax to ensure the validity of the fiscal unities for corporate income Tax and trade Tax purposes between Terex Cranes as controlled entity and Terex Germany as controlling entity until the Closing Date. Any reasonable external costs for the termination of the PLPA, change of Terex Cranes’ financial year and the audit of the unconsolidated financial statements of Terex Cranes as of the end of the short fiscal year shall be borne by Seller Parent.
Section 5.20    Settlement.
(a)    The parties agree and shall procure that upon profit transfer or loss compensation, based on the Final German GAAP Financial Statements, all rights and obligations between Terex Germany and Terex Cranes related to any profit transfer or loss compensation or any other claim under the PLPA regarding the short fiscal year for the period between January 1, 2019 and the Closing Date shall be finally settled and that the Final German GAAP Financial Statements shall not be challenged by the Buyer or by or on behalf of Terex Cranes after the completion of the relevant payments pursuant to Section 2.7. With effect from the date on which the relevant payments pursuant to Section 2.7 have been fully made, the Buyer shall procure, and hereby guarantees, that Terex Cranes will not assert any claims against Seller Parent or Terex Germany under, or in connection with, the PLPA, regarding the short fiscal year for the period between January 1, 2019 and the Closing Date or any prior fiscal years. The Buyer may not challenge any Terex Cranes financial statement unless it is required under applicable Law (e.g., in order to safeguard the organschaft for periods ending before or on the Closing Date), and any payment required as a consequence of such challenge shall be subject to Section 2.7(i).
(b)    The Buyer shall indemnify and hold harmless Seller Parent and Seller Parent’s Affiliates from any obligation to provide security pursuant to Section 303 German Stock Corporation Act (analogous) to creditors of the Sold Company.
Section 5.21    Termination of Related Party Contracts. Except for the Related Party Contracts set forth on Schedule 5.21, on or prior to the Closing, Seller Parent shall terminate, or shall cause to be terminated, as applicable, all Related Party Contracts without any Liability or obligation on the part of any Sold Company or the Business.

Section 5.22    Notification of Certain Matters. Seller Parent may (but is not obligated to) deliver to the Buyer no later than the end of the second (2nd) Business Day prior to the Closing Date a schedule of changes (the “Update Schedule”) to any of the information contained in the Schedules hereto (including changes to any other representations or warranties in Article III hereof as to which no Schedule has been created as of the date hereof but as to which a Schedule would have been required if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date; provided, however, that in no event shall such Update Schedule limit in any way Seller Parent’s liability pursuant to this Agreement with respect to any inaccuracy or incompleteness in the Schedules as of the date hereof. Regardless of whether Seller Parent delivers an Update Schedule in accordance with the immediately preceding sentence, at any time after the date of this Agreement until the Closing Date, Seller Parent shall promptly notify the Buyer of any facts, events or circumstances of which Seller Parent becomes aware which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Business taken as a whole. From and after the date hereof until the Closing Date, Seller Parent shall promptly deliver to Buyer copies of any correspondence or communications received or sent by any of Seller Parent or any Seller (with respect to the Business), or by any Sold Company or Sold Company Subsidiary, to or from, as applicable, any Governmental Authority with respect to any matters regarding the Business’ compliance with any Export Control Laws.
Section 5.23    R&W Policy. Following the date of this Agreement until the Closing, Seller Parent shall cooperate in good faith and provide reasonable assistance to the Buyer to allow the Buyer to procure and have issued at the Closing a representations and warranties insurance policy providing a maximum coverage of $40,000,000 for certain Losses incurred by the Buyer Indemnified Persons for which such Buyer Indemnified Persons are entitled to indemnification under this Agreement, providing for retention not exceeding $2,150,000, and subject to such other commercially reasonable terms and conditions acceptable to the Buyer (the “R&W Policy”). All costs and expenses, including any such premiums, taxes and fees, associated with procuring and maintaining the R&W Policy (the “R&W Costs”), including any work fees and premiums, shall be borne equally by the Buyer, on the one hand, and Seller Parent, on the other hand; provided, that, notwithstanding the foregoing, Seller Parent shall not be responsible for any portion of R&W Costs allocable to the procurement and maintenance of aggregate coverage limits under the R&W Policy above $20,000,000. Seller Parent shall pay to the Buyer any amounts owed with respect to the immediately preceding sentence no later than five (5) Business Days prior to the date such payment is due to the issuer of the R&W Policy.
Section 5.24    Credit and Performance Support Obligations. The Buyer agrees to use its reasonable best efforts to cause Seller Parent and its Affiliates (other than the Sold Companies) to be absolutely and unconditionally relieved of all Liabilities arising after the Closing out of any guaranties, letters of credit, performance bonds and other similar items issued and outstanding in connection with or for the benefit of the Business of the Sold Companies or in respect of the Acquired Assets, all of which are set forth on Schedule 5.24, including by using its reasonable best efforts to cause the Buyer or its Affiliate to be substituted in all respects for Seller Parent and its Affiliates in respect of such Liabilities arising after the Closing, and the Buyer shall indemnify Seller Parent and its Affiliates (other than the Sold Companies) against any Losses of any kind whatsoever with respect to such Liabilities arising after the Closing; provided, the Buyer’s indemnification obligation solely with respect to credit guaranties shall in no event exceed the amount reserved for such guaranties on the Final Statement. To the extent that Seller Parent and its Affiliates are not absolutely and unconditionally relieved of all such Liabilities as of the Closing Date, the Buyer agrees to continue to use its reasonable best efforts to absolutely and unconditionally relieve Seller Parent and its Affiliates of all such Liabilities as promptly as practicable after the Closing Date.
Section 5.25    Transition and Shared Services. Prior to the Closing, the parties shall cooperate in good faith to identify and agree to all transition and shared services reasonably required by each of the Buyer and Seller Parent in respect of the Business and such services shall be covered in the Transition Agreements at a cost no less favorable to the Business or to Seller Parent than currently being provided, or with respect to new services not currently being provided, on terms and conditions reasonably acceptable to each of the Buyer and Seller Parent.
Section 5.26    Information Technology Services and Separation. Following the date hereof, the parties shall cooperate in good faith to identify and agree to any shared services or Contracts reasonably required by each of the Buyer and Seller Parent in respect of the Business and relating to the Business IT Systems and the parties shall work together in good faith to ensure that, as of the Closing, (a) all such shared services shall have been addressed in the Transition Agreements as contemplated by Section 5.25 above, (b) all such Contracts shall have been separated, or shall be facilitated through Transition Agreements, such that the Business IT Systems, and all software related thereto, shall be fully capable of servicing the needs of the Business following Closing without any disruption or reliance on any software or information technology systems of Seller Parent or any of its Affiliates and, (c) except as otherwise expressly contemplated by this Agreement or the Transition Agreements, all data relating to the Business shall be housed in the Business IT Systems and not on any information technology systems of Seller Parent or any of its Affiliates. Following the date hereof, Seller Parent shall provide reasonable access to its relevant information technology personnel in order to facilitate the transition of the Business (including the separation and transition of the Business IT Systems) and the separation of the applicable shared Business IP Licenses, all in accordance with this Section 5.26.
Section 5.27    CFIUS Notification and Approval. Each of the Buyer and Seller Parent shall use its reasonable best efforts to submit a draft joint voluntary notice and, following the receipt of any comments thereto, a final joint voluntary notice, to CFIUS (the “CFIUS Filing”) as promptly as reasonably practicable following the date of this Agreement. The Buyer and Seller Parent shall cooperate in preparing, pre-filing and filing with CFIUS a joint voluntary notice of the Transactions in accordance with applicable Law. Each of the Buyer and Seller Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable (but in any event, within the time required to avoid possible rejection or deferred acceptance of the CFIUS Filing under 31 C.F.R. § 800.403) to any inquiries or requests received from CFIUS in connection with such joint voluntary notice. Each of the Buyer and Seller Parent shall use its reasonable best efforts to obtain the CFIUS Approval. In the event that CFIUS proposes any mitigation requirements, each of the Buyer and Seller Parent shall use their reasonable best efforts to formulate an agreement with CFIUS and enter into such an agreement; provided, that the Buyer shall not be required to accept any mitigation that would require a material monetary expenditure or any material accommodation. Seller Parent agrees that all communications with CFIUS concerning any actual or potential mitigation and CFIUS Approval shall include the Buyer. The Buyer shall promptly notify Seller Parent of any communications it receives from CFIUS that are not also sent to Seller Parent and Seller Parent shall promptly notify the Buyer of any communications it receives from CFIUS that are not also sent to the Buyer.
Section 5.28    Environmental Matters. With respect to the Sites located at Dinglerstrasse and Wallerscheid, Seller Parent shall promptly commence and diligently pursue the separation, or installation of backflow prevention for, firefighting water and drinking water systems to comply with local law.
ARTICLE VI

CONDITIONS TO SELLER PARENT’S OBLIGATIONS
The obligation of Seller Parent to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by Seller Parent.
Section 6.1    Representations and Warranties. The Buyer’s representations and warranties made in this Agreement shall be true and correct in all respects as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct on and as of such specified date), and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.
Section 6.2    Performance. The Buyer shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing.
Section 6.3    Officer’s Certificate. The Buyer shall have delivered to Seller Parent a certificate, dated as of the Closing Date and executed by an officer of the Buyer, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.
Section 6.4    Consents and Approvals. All Consents required under Other Competition Laws of the jurisdictions set forth on Schedule 6.4 shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated. All filings with Governmental Authorities or any third parties listed on Schedule 6.4 shall have been made and any necessary authorizations, consents or approvals required from such authorities shall have been obtained and shall be in full force and effect.
Section 6.5    Injunction. There shall not be in effect any Law or Order enacted, entered, promulgated or enforced by any Governmental Authority of the jurisdictions listed on Schedule 6.5 directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions.

Section 6.6    Ancillary Agreements. Each of the Ancillary Agreements and all other documents required to have been executed and delivered to Seller Parent prior to Closing shall have been executed and delivered by all parties thereto (other than Seller Parent or any other Seller) in the form contemplated by this Agreement and shall be in full force and effect.
ARTICLE VII

CONDITIONS TO THE BUYER’S OBLIGATIONS
The obligation of the Buyer to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by the Buyer.
Section 7.1    Representations and Warranties. Seller Parent’s representations and warranties made in this Agreement shall be true and correct in all respects as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct on and as of such specified date) and except for such breaches of representations and warranties that, in the aggregate, would not reasonably be expected to have a material adverse effect on the Business taken as a whole.
Section 7.2    Performance. Seller Parent shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing; provided, that notwithstanding the foregoing, with respect to the agreements and obligations set forth in Section 2.6(a)(xvii), Seller Parent shall have performed and complied in all respects with such agreements and obligations.
Section 7.3    Officer’s Certificate. Seller Parent shall have delivered to the Buyer a certificate, dated as of the Closing Date and executed by an officer of Seller Parent, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.
Section 7.4    Consents and Approvals . All Consents required under Other Competition Laws of the jurisdictions set forth on Schedule 6.4 shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated. All filings with Governmental Authorities or any third parties listed on Schedule 6.4 shall have been made and any necessary authorizations, consents or approvals required from such authorities shall have been obtained and shall be in full force and effect.
Section 7.5    Injunctions. There shall not be in effect any Law or Order enacted, entered, promulgated or enforced by any Governmental Authority of the jurisdictions listed on Schedule 6.5 directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible or illegal to consummate such transactions.
Section 7.6    Ancillary Agreements. Each of the Ancillary Agreements and all other documents required to have been executed and delivered to the Buyer prior to Closing shall have been executed and delivered by all parties thereto (other than the Buyer or its Affiliates) in the form contemplated by this Agreement and shall be in full force and effect.

Section 7.7    CFIUS Approval. CFIUS Approval shall have been obtained.
ARTICLE VIII

TERMINATION
Section 8.1    Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(i)    by mutual written consent of Seller Parent and the Buyer;
(ii)    by Seller Parent or the Buyer, if the Closing does not occur on or prior to December 31, 2019 (the “Termination Date”); provided that a party may not terminate pursuant to this clause if the failure of such consummation shall be due to the failure of the party wishing to terminate to comply in all material respects with the agreements and covenants contained herein;
(iii)    by Seller Parent if any of the conditions set forth in Article VI have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by Seller Parent, unless the failure of such condition is the result of a breach of this Agreement by Seller Parent;
(iv)    by the Buyer if any of the conditions set forth in Article VII have become incapable of fulfillment on or prior to the Termination Date and shall not have been waived by the Buyer, unless the failure of such condition is the result of a breach of this Agreement by the Buyer; and
(v)    by Seller Parent or the Buyer, if consummation of the transactions contemplated by this Agreement and the Ancillary Agreements would violate any nonappealable Order, or any Governmental Authority shall have adopted any applicable Law permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or thereby.
(b)    In the event of termination by Seller Parent or the Buyer pursuant to this Section 8.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.
Section 8.2    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.2 relating to the obligation of the Buyer and Seller Parent to keep confidential certain information and data obtained by it from the other party, (ii) Section 5.11 relating to certain expenses (provided, that any real estate transfer tax triggered by the signing of this Agreement shall be entirely borne by Seller Parent to the extent such real estate transfer tax becomes payable due to a breach of Seller Parent’s obligation pursuant to the last sentence of Section 5.11(b)), (iii) Section 8.1 and this Section 8.2 and (iv) Article X, which shall survive such termination. Nothing in this Section 8.2 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

ARTICLE IX

INDEMNIFICATION
Section 9.1    Indemnification by Seller Parent.
(a)    Subject to the limits set forth in this Article IX, from and after the Closing, Seller Parent shall indemnify, defend and hold harmless the Buyer and each of its Affiliates (including, after the Closing, the Sold Companies) and their respective officers, directors, stockholders, employees, agents and representatives (the “Buyer Indemnified Persons”) from, against and in respect of any and all Losses that they incur arising out of or due to, without duplication, (i) any breach of any representation or warranty of Seller Parent, any Sold Company or any Asset Seller contained in this Agreement, (ii) any failure of Seller Parent, any Sold Company or any Asset Seller to perform any covenant or other agreement of such Person contained in this Agreement, (iii) any Excluded Asset or Excluded Liability, (iv) without duplication, any Taxes allocated to Seller Parent in accordance with Section 9.7 of this Agreement, (v) the matters set forth on Schedule 9.1(a)(v), (vi) any Liability relating to Terex Demag Middle East (LLC) or Terex Middle East FZE, (vii) the matters disclosed in Schedule 3.7(a), (viii) any obligations of Terex Germany under the PLPA for the benefit of any Person that is not a Sold Company or Sold Company Subsidiary, (ix) any Liability relating to the failure of the separation of, or installation of backflow prevention for, the firewater and drinking water systems at each of the Dinglerstrasse and Wallerscheid sites in accordance with Section 5.28 to be completed on or prior to the Closing Date; and (x) payments on any credit guaranties required to be set forth on Schedule 5.24 (which Schedule the parties agree may be updated pursuant to Section 5.22) in excess of the amount reserved for on the Final Statement.
(b)    In respect of Section 9.1(a)(i) (in the case of the Buyer Indemnified Persons) or Section 9.2(a) (in the case of the Seller Parent Indemnified Persons), as applicable, notwithstanding anything to the contrary contained herein, other than claims relating to (w) fraud or intentional misconduct, (x) breaches of Fundamental Representations, (y) breaches of representations related to Taxes in Section 3.10 of this Agreement, and (z) Taxes pursuant to Section 9.7, the following thresholds and limits shall apply:
(i)    none of the Buyer Indemnified Persons, on the one hand, or the Seller Party Indemnified Persons, on the other, as applicable, shall be entitled to recover any such individual Loss that is $200,000 or less;
(ii)    none of the Buyer Indemnified Persons, on the one hand, or the Seller Party Indemnified Persons, on the other, as applicable, shall be entitled to recover any such Losses unless and until the total of all such Losses, including such Losses which do not individually exceed $200,000, collectively exceeds $2,000,000 and then only for the amount by which such Losses collectively exceed $2,000,000; and
(iii)    no Buyer Indemnified Persons, on the one hand, or Seller Party Indemnified Persons, on the other, as applicable, shall be entitled to recover more, in the aggregate, than $20,000,000 with respect to all such Losses.

Section 9.2    Indemnification by the Buyer. Subject to the limits set forth in this Article IX, from and after the Closing, the Buyer shall indemnify, defend and hold harmless Seller Parent and each of its Affiliates (other than the Sold Companies) and their respective officers, directors, stockholders, employees, agents and representatives (the “Seller Parent Indemnified Persons”) from, against and in respect of any and all Losses, that they incur arising out of or due to, without duplication, (a) any breach of any representation or warranty of the Buyer contained in this Agreement, (b) any failure of the Buyer to perform any covenant or other agreement of the Buyer contained in this Agreement, and (c) following the Closing, any Assumed Liability.
Section 9.3    Indemnification as Exclusive Remedy. Except as otherwise expressly provided in Article V or in the case of fraud or intentional misrepresentation, the indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party in connection with any Losses arising out of or resulting from this Agreement or the transactions contemplated hereby.
Section 9.4    Indemnification Calculations.
(a)    The amount of any Losses for which indemnification is provided under this Agreement shall be computed net of any insurance proceeds or proceeds pursuant to any claim, recovery, settlement or payment by and against any other Person received by the Indemnified Party in connection with such Losses, net of any Taxes incurred on such proceeds. If an Indemnified Party receives insurance proceeds or other proceeds in connection with Losses for which it has received indemnification, such party shall refund to the Indemnifying Party the amount of such insurance proceeds or other proceeds when received, up to the amount of indemnification received, but net of Taxes. An Indemnified Party shall use its commercially reasonable efforts to pursue insurance claims with respect to any Losses.
(b)    If the amount with respect to which any claim is made under this Agreement (an “Indemnity Claim”) gives rise to a Tax benefit to the Indemnified Party (or any of its Affiliates) and such Tax benefit (or any portion thereof) is actually realized in cash (or as a reduction of Taxes otherwise currently payable in cash in the then-current taxable period), the indemnity payment shall be reduced by the amount of such Tax benefit, when and as realized and determined on a “with and without” basis, and, if such Tax benefit is actually realized after an indemnification payment is made, the Indemnified Party shall, within seven days of so actually realizing such Tax benefit, pay (on its behalf or on behalf of its Affiliate, as applicable) to the Indemnifying Party the amount of such realized Tax benefit, up to the amount of indemnification received.
(c)    Seller Parent and the Buyer agree to use commercially reasonable efforts to mitigate any Loss that forms the basis of a claim hereunder.
(d)    For purposes of calculating the amount of Losses arising from a breach of a representation or warranty and determining whether a breach of a representation or warranty has occurred, the representation or warranty shall not be deemed qualified by any references to any materiality, “Material Adverse Effect” or similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.5    Survival. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing and will remain in full force and effect thereafter until 5:00 p.m. (New York City time) on the second (2nd) anniversary of the Closing Date, except that the representations and warranties contained in (a) Section 3.1 (Organization), Section 3.2(a) (Authorization; Enforceability), Section 3.3 (Capital Stock of the Sold Companies), Section 3.4 (Subsidiaries), Section 3.21 (No Brokers’ or Other Fees), Section 4.1 (Organization) and Section 4.2(a) (Authorization; Enforceability) and Section 4.7 (No Brokers’ or other Fees) shall survive indefinitely, (b) Section 2.4 (Consideration), Section 3.10 (Tax Matters), Section 5.5 (Tax Matters), Section 5.11 (Expenses; Transfer Taxes) and Section 9.7 (Tax Indemnity) shall survive the Closing Date until thirty (30) days following the expiration of the applicable statute of limitations; provided, that for German Tax purposes, the statute of limitations shall not be deemed to expire any earlier than ninety (90) days after the relevant Tax assessment notices (Steuerbescheide) for the respective fiscal year/taxing period have become final, binding and non-appealable (formell und materiell bestandskraftig), and (c) Section 3.15 (Environmental Matters) shall survive the Closing Date until the fifth (5th) anniversary of the Closing Date; provided, that, in any case under the immediately preceding clauses (a) through (c), all survival periods shall be extended automatically to include any time period necessary to resolve a good faith claim for indemnification which was made in accordance with Section 9.6 before the expiration of such survival period but not resolved prior to its expiration.
Section 9.6    Notice and Opportunity to Defend.
(a)    If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1 or Section 9.2, the party or parties seeking indemnification (the “Indemnified Party”) shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly after becoming aware of such event, provided, however, that the failure to provide such written notice shall not excuse the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is actually prejudiced thereby, so long as in any event the Indemnified Party notifies the Indemnifying Party in writing `of the claim and the facts relating to it prior to the expiration of the applicable survival period. Such notice shall describe in reasonable detail the good faith basis upon which indemnification is then being sought. For a period of thirty (30) days following such notice, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve such claim. Thereafter, either party may exercise any right or remedy available hereunder.
(b)    If any third party notifies any party hereto with respect to any matter which may give rise to a claim for indemnification under this Agreement against the other party hereto, then the Indemnified Party will notify the Indemnifying Party thereof in writing promptly, but in no event later than 30 days following the Indemnified Party’s receipt of such notice, stating the nature and basis of any claim made by the third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby, so long as in any event the Indemnified Party notifies the Indemnifying Party in writing of the claim and the facts relating to it prior to the expiration of the applicable survival period. Within 30 days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. To the extent the

Indemnifying Party does not dispute the claim for indemnification, the Indemnifying Party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense (it being agreed that counsel for an Indemnifying Party’s insurer shall be deemed consented to by the Indemnified Party). The Indemnifying Party shall not (x) consent to the entry of a judgment with respect to any matter or (y) enter into any settlement which, in either case, does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto and is not consented to in writing by the Indemnified Party. To the extent the Indemnifying Party elects to take over the defense of such third party claim, the Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if (i) the named parties to an action or proceeding include both the Indemnifying Party and the Indemnified Party and (ii) the Indemnified Party is advised in writing by its outside counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, then, in such event, the Indemnified Party may engage separate counsel (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) for such action or proceeding at the reasonable expense of the Indemnifying Party. If an Indemnifying Party (A) fails timely to notify the Indemnified Party that the Indemnifying Party will defend against a third party claim, (B) disputes the Indemnified Party’s claim for indemnification or (C) fails to commence, or if commenced, fails to prosecute, a diligent defense of a third party claim, then in either of such events, the Indemnified Party shall have the right, at the reasonable expense of the Indemnifying Party, to undertake the defense of such claim (with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party), and to compromise or settle such claim, with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If a third party claim or liability is one that by its nature cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available such information and assistance as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense, at the expense of the Indemnifying Party.
Section 9.7    Tax Indemnity. Other than as specifically set forth in Sections 9.1, 9.2, 9.4 and 9.9:
(a)    Seller Parent shall indemnify the Buyer and its Affiliates (including the Sold Companies) and each of their respective officers, directors, stockholders, employees, agents and representatives and hold them harmless against (i) all Tax liabilities of Seller Parent, the Sold Companies or their Affiliates (including their respective Subsidiaries) for all taxable periods (or portions thereof in the case of a Straddle Period, which shall be apportioned in accordance with the principles set forth in Section 5.5(c)) ending on or before the Closing Date, including interest accrued on such Tax Liabilities (even to the extent accruing after the Closing Date), except to the extent such Taxes are reflected as a Liability on the Final Working Capital, (ii) all Taxes that are Excluded Liabilities, (iii) all Tax liabilities arising out of or due to any breach of any covenant or other agreement of Seller Parent, any Seller or any Sold Company contained in this Agreement, (iv) any amount of receivables for Tax refunds, which have been reflected in the Final Working Capital, if and to the extent that such Tax refund proves non-recoverable and the respective receivable needs to be dissolved in the applicable Sold Company’s or Sold Company Subsidiary’s individual financial statements, (v) any Taxes payable by the Sold Companies (including the Sold Company Subsidiaries) to the extent such Taxes are caused by Transaction Expenses, even if the payment triggering the respective Tax occurs after Closing (including but not limited to withholding Taxes on deemed dividends or payroll Taxes on transaction bonuses), (vi) Transfer Taxes allocable to Seller Parent in accordance with Section 5.11(b) and (vii) any Taxes attributable to the restructuring of the ownership of the Acquired Assets between the date of this Agreement and the Closing Date; provided, however, that no indemnification will be provided in any case with respect to: (A) any such Tax liability that results from any action of the Sold Companies (including their respective Subsidiaries), the Buyer, any of their Affiliates, or any transferee of the Sold Companies (including their respective Subsidiaries), in each case, after the Closing that takes retroactive effect under the applicable Tax Law (i.e., any such action, regardless of when taken, affects Tax liability in a taxable period (or portion thereof) for which Seller Parent or any of its Affiliates is liable or has assumed an indemnification obligation), other than to the extent that implementation of these measures is required under applicable Law or has been agreed to in writing with Seller Parent (such measures described in this clause (A), including the conclusion and/or termination of the PLPA, change of Tax accounting practices or Tax election rights or retroactive reorganizations, each, a “Buyer Tax Act”), (B) any legal fees or expenses incurred in connection with a Buyer Tax Act, or (C) any such Tax to the extent that such Tax has already been paid to the relevant Taxing Authority on or before the Closing Date.
(b)    The Buyer shall indemnify Seller Parent and its Affiliates (other than the Sold Companies and their Subsidiaries) and each of their officers, directors, employees and agents and hold them harmless against (i) all Tax liabilities of the Sold Companies (including their respective Subsidiaries) or with respect to the Acquired Assets (A) resulting from any Buyer Tax Act or (B) with respect to any taxable period (or portion thereof in the case of a Straddle Period, the Taxes in respect of which shall be apportioned in accordance with the principles set forth in Section 5.5(c)) that begins after the Closing Date, (ii) all Taxes that are Assumed Liabilities, (iii) Transfer Taxes allocable to the Buyer in accordance with Section 5.11(b) and (iv) all Tax Liabilities arising out of or due to any breach of any covenant or other agreement of the Buyer contained in this Agreement.
(c)    Payment by the indemnitor of any amount due under this Section 9.7 shall be made within ten (10) Business Days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority is due, provided that the indemnitor shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Taxing Authority. In the case of any written notice by any of the Buyer or its Affiliates indicating that Taxes are due for a Straddle Period Tax Return, such notice shall set forth in reasonable detail the calculations regarding Seller Parent’s share of such Taxes, and if within ten (10) Business Days after receipt of such notice, Seller Parent notifies the Buyer in writing that it disagrees with the computation of its share of such Taxes, Seller Parent and the Buyer shall proceed in good faith to determine Seller Parent’s share of such Taxes. If Seller Parent and the Buyer cannot agree in good faith on such share within thirty (30) days after Seller Parent’s receipt of such notice, Seller Parent’s share of such Taxes shall be determined pursuant to Section 9.7(e); provided, that if the amount of Seller Parent’s share of such Taxes is not finally determined prior to the date that such Taxes are due and payable, Seller Parent shall pay its share of the amount of such Taxes as determined by the Buyer, and if it is subsequently determined that Seller Parent’s share of such Taxes was less than the amount determined by the Buyer, the Buyer shall pay such excess amount to Seller Parent. Seller Parent’s payment to the Buyer shall be due three (3) Business Days after the amount payable by Seller Parent is determined by agreement between Seller Parent and the Buyer or pursuant to Section 9.7(e), subject to the proviso in the first sentence of this Section 9.7(c). In the case of a Tax that is contested in accordance with the provisions of Section 9.8 below, other than a Tax that is due and payable in connection with filing an applicable Tax Return, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court. For the avoidance of doubt, any interest incurred by the Buyer or its Affiliates (including any Sold Company or Sold Company Subsidiary after the Closing) in relation to a suspension of Tax payments, if requested by Seller Parent pursuant to Section 9.8 shall be borne by Seller Parent.
(d)    Notwithstanding any provision in this Agreement to the contrary, the obligations of a party to indemnify and hold harmless another party pursuant to this Section 9.7 shall terminate in accordance with Section 9.5(b).
(e)    Any disputes between the parties with respect to the Tax matters regarding the Sold Companies or their respective Subsidiaries (or, in each case, relating to their income, properties or operations) or the Acquired Assets in Sections 5.5, 9.7 and 9.8 shall be resolved in accordance with the dispute provisions set forth in Section 2.7(e) mutatis mutandis. The parties shall each bear the fees of their respective counsel, accountants and other representatives incurred in connection with any such disputes.
Section 9.8    Procedures Relating to Indemnity of Tax Claims.
(a)    If a claim shall be made against the Buyer or Seller Parent, as the case may be, or any of their Affiliates by any Taxing Authority, which, if successful, would result in an indemnity payment to the Buyer or Seller Parent, as the case may be, or one of their respective Affiliates pursuant to Section 9.7(a) or (b) (a “Tax Claim”), the Buyer or Seller Parent, as the case may be, shall promptly notify Seller Parent or the Buyer, as the case may be, in writing of such Tax Claim stating the nature and basis of such Tax Claim and the amount thereof, to the extent known. If notice of a Tax Claim is not given within a sufficient period of time to allow Seller Parent or the Buyer, as the case may be, to effectively contest such Tax Claim, or in reasonable detail to apprise Seller Parent or the Buyer, as the case may be, of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, Seller Parent or the Buyer, as the case may be, shall not be liable to the Buyer or Seller Parent, as the case may be, or any of their Affiliates to the extent that Seller Parent’s or the Buyer’s, as the case may be, ability to effectively contest such Tax Claim is materially prejudiced as a result thereof.
(b)    With respect to any Tax Claim that relates solely to a taxable period of a Sold Company or Sold Company Subsidiary ending on or before the Closing Date, at Seller

Parent’s election and Seller Parent’s sole expense, Seller Parent and Seller Parent’s professional advisors shall have the right to reasonably control all proceedings taken in connection with such Tax Claim, including whether to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority with respect thereto, whether to sue for a refund where applicable Law permits such refund suits, and whether to otherwise contest the Tax Claim in any permissible manner; provided that (1) the Buyer and its professional advisors shall have the right to participate in, and consult with Seller Parent regarding, the course of any such audit or proceeding to the extent that, in the reasonable judgment of the Buyer, an adverse determination in any such audit or proceeding would result in a material Tax liability of the Buyer, the Sold Companies (including their Sold Company Subsidiaries) or any of their Affiliates in a Tax period that ends after the Closing and (2) Seller Parent shall not settle or compromise any such Tax Claim without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed.
(c)    The Buyer shall have the exclusive right to control the conduct of any Tax Claim described in subparagraph (b) that Seller Parent does not elect to direct, any Tax Claim relating to a taxable period (other than a Straddle Period) that begins after the Closing Date, as well as a Tax Claim relating to a Straddle Period so long as the matter does not relate to federal Taxes or state, local or foreign income Taxes applicable to a Sold Company (including their respective Subsidiaries) or Seller Parent (or Affiliate) for any portion of such period prior to the Closing Date. If such Tax Claim does relate to federal Taxes or state, local or foreign income Taxes for any portion of such period prior to the Closing Date, Seller Parent shall have the rights, and shall have such obligations, as specified in the preceding paragraph (b). With respect to any Tax Claim relating to the portion of a Straddle Period ending on or prior to the Closing Date and that is not covered by the immediately preceding sentence, the Buyer shall control at its expense all proceedings taken in connection with such Tax Claim (including selection of counsel) but shall not, without the prior written approval of Seller Parent (which shall not be unreasonably withheld or delayed, and shall be deemed to be granted if Seller Parent does not respond within twenty (20) Business Days (or ten (10) days in the case of urgent matters, which shall be specified in the communication requesting such approval) after receipt of the Buyer’s request for such approval), agree or consent to compromise or settle, either administratively or after the commencement of litigation, any issue or claim arising in such proceeding, or otherwise agree or consent to any Tax liability, to the extent that any such compromise, settlement, consent or agreement may increase the liability of Seller Parent for Taxes under Section 9.7 of this Agreement, unless the Buyer indemnifies the Sellers for the increase in Taxes resulting from such compromise, settlement, consent or agreement.
Section 9.9    Other Limitations on Indemnification.
(a)    Notwithstanding anything to the contrary contained in this Agreement, no Buyer Indemnified Person shall be entitled to indemnification under Article V or IX for any Losses to the extent that such Losses (a) relate to any action taken by the Buyer or any of its Affiliates or representatives in breach of this Agreement or (b) are reflected as a liability of the Business on the Final Statement. Notwithstanding anything to the contrary contained in this Agreement, no Seller Parent Indemnified Person shall be entitled to indemnification under Article V or IX for any Losses to the extent that such Losses (a) relate to any action taken by Seller Parent or any of its Affiliates or representatives in breach of this Agreement.

(b)    The Buyer shall (or shall cause the named insured under the R&W Policy to), on behalf of the applicable Buyer Indemnified Person(s), first seek recovery for any portion of Losses that would otherwise constitute indemnifiable Losses pursuant to this Article IX and that are subject to coverage under R&W Policy (“Covered Losses”). With respect to indemnifiable Losses arising under Sections 9.1(a)(i), 9.1(a)(iii), 9.1(a)(iv) or 9.7, Seller Parent shall have no obligation to indemnify any Buyer Indemnified Person for those Covered Losses that are actually recovered by the applicable Buyer Indemnified Person(s) from the R&W Policy, and any claim for indemnity pursuant to Sections 9.1(a)(i) with respect to any Covered Losses shall be held in abeyance pending the full and final resolution of any applicable claim under the R&W Policy. Except as set forth in the immediately preceding sentence, Buyer Indemnified Person(s) shall be entitled to pursue all rights and remedies available to them under this Agreement concurrently with seeking recovery under the R&W Policy, subject to the obligations of Buyer Indemnified Persons pursuant to all other provisions of this Article IX (expressly including, without limitation, the obligation to refund any insurance proceeds subsequently received pursuant to Section 9.4(a)). Notwithstanding anything to the contrary in this Agreement, if the R&W Policy is not procured and issued in accordance with Section 5.23 of this Agreement, then this Section 9.9(b) shall not apply and shall be of no force and effect.
Section 9.10    Characterization of Indemnity Payments. Seller Parent and the Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign Tax purposes, unless otherwise required by applicable Law.
Section 9.11    Certain Indemnification Matters.
(a)    The parties agree that Seller Parent shall, or shall cause its Affiliates to, defend against the claims or liabilities set forth in Schedule 9.1(a)(v) at its own cost and expense, and shall control such defense, including by retaining and directing counsel and other professionals in connection with such defense; provided, that Seller Parent shall not enter into any settlement of such claims without receiving the Buyer’s prior written consent if such settlement does not include a full and unconditional release of the Buyer and its Affiliates, and no statement or admission of responsibility by the Buyer or any of its Affiliates. The Buyer covenants and agrees that after the Closing, the Buyer shall reasonably cooperate in good faith with Seller Parent and any retained professionals and other representatives Seller Parent reasonably chooses to engage in connection with the defense, including by providing reasonable access to any relevant documents, employees (including but not limited to Klaus Meissner), and other material information that is reasonably necessary in the defense of such matters, in each case, at the sole cost of Seller Parent; provided, that with respect to employees, such access shall not (i) obligate any such employee (or the Buyer to cause any such employee) to miss an unreasonable amount of work or (ii) otherwise cause unreasonable interference with such employees duties with respect to the Business; provided, further, that the Buyer may, upon advice of outside counsel, deny any such access pursuant to this sentence if in the opinion of such outside counsel, doing so would cause the Buyer to lose privilege, violate confidentiality, or violate applicable Law. The Buyer further covenants and agrees that in the event that after the Closing it receives any claims, notices or other information relevant to the defense of the claims or liabilities set forth in Schedule 9.1(a)(v), it will provide such material to Seller Parent as promptly as reasonably practicable following receipt thereof.

(b)    In the event an indemnity claim under Section 9.1(a)(x) has been asserted against Seller Parent, Seller Parent shall have the right to control and direct the process of mitigating the amount indemnifiable with respect to such claim, including, without limitation, (i) retaining and directing professionals, (ii) directing any product repossessions, refurbishments, remarketing and resales (including pricing), and (iii) such other actions that reasonably prudent companies conducting a business similar to the Business would be likely to undertake. The Buyer covenants and agrees that after the Closing, the Buyer shall reasonably cooperate in good faith with Seller Parent in such mitigation efforts.
ARTICLE X

MISCELLANEOUS
Section 10.1    Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.
Section 10.2    Projections. In connection with the Buyer’s investigation of the Sold Companies and the Business, the Buyer may have received, or may receive, from Seller Parent and/or their respective representatives certain projections and other forecasts for the Business, and certain business plan and budget information. The Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (b) the Buyer is familiar with such uncertainties, and (c) the Buyer is taking full responsibility for making its own evaluation of the accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it. Accordingly, the Buyer acknowledges that Seller Parent makes no representation or warranty with respect to such projections, forecasts, business plans or budget information and that Seller Parent makes only those representations and warranties explicitly set forth in Article III.
Section 10.3    Materiality; Schedules.
(a)    As used in this Agreement, unless the context would require otherwise, the terms “material” and the concept of the “material” nature of an effect upon the Sold Companies or the Business shall be measured relative to the entire Business, taken as a whole, as such business is currently being conducted.
(b)    With respect to the Schedules hereto, the disclosures made on any Schedule with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty to which the relevance of such disclosure is reasonably apparent on its face.
Section 10.4    Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10.5    Waiver. Any of the terms or conditions of this Agreement, which may be lawfully waived, may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
Section 10.6    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer or Seller Parent (including by operation of law in connection with a merger or consolidation of the Buyer or Seller Parent) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, prior to Closing, the Buyer may assign its right to purchase the Acquired Assets, the Sold Shares or any of its other rights or any portion thereof hereunder to one or more Affiliates of the Buyer without the prior written consent of Seller Parent, provided that such assignment (a) shall not relieve the Buyer of its obligations hereunder, (b) will not render a representation of the Buyer hereunder untrue and (c) does not adversely impact or delay the obtaining of any material Consent required by this Agreement to be obtained, or otherwise hinder or delay the completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller Parent may, or may cause its Affiliates to, transfer assets, create holding companies or otherwise restructure the Business to facilitate the sale to the Buyer, so long as such restructuring is consented to beforehand in writing by the Buyer. After the Closing, any merger, consolidation, restructuring or other transaction involving the Buyer, any of the Sold Companies, any Sold Company Subsidiary, or any of their respective Affiliates, shall not materially impair any of the rights of any such party or such party’s legal successor under this Agreement, whether to indemnification or otherwise.
Section 10.7    Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) sent by an internationally recognized overnight courier service to the recipient at the address below indicated or (c) delivered by facsimile or email with confirmation of receipt:
If to the Buyer:
TADANO LTD.
Ko-34, Shinden-Cho, Takamatsu
Kagawa 761-0185, Japan
Attn: Shiro Morita
Facsimile: +81-(0)87-839-5511
Telephone: +81-(0)87-839-5573
Email: shiro.morita@tadano.com
With a copy to (which shall not constitute notice):
Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060
Attn: Alan J. Neuwirth
Bradley K. Edmister
Facsimile: (212) 309-6001
Email: alan.neuwirth@morganlewis.com
bradley.edmister@morganlewis.com

If to Seller Parent:
Terex Corporation
200 Nyala Farm Road
Westport, CT 06880

Attn:	Eric I Cohen, Senior Vice President Secretary and General Counsel
Facsimile: (203) 227-6372
Email: eric.cohen@terex.com
With a copy to (which shall not constitute notice):
Bryan Cave Leighton Paisner LLP
1290 Avenue of the Americas
New York, New York 10104
Attn: David E. Fisher, Esq.
Facsimile: (212) 541-4630
Email: defisher@bclplaw.com
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile or email or (y) the second succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.
Section 10.8    Complete Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 10.9    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 10.10    Publicity. Seller Parent and the Buyer will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation of any securities exchange upon which the securities of one of the parties is listed, in which case the party proposing to issue such publication or press release shall make reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party prior to such issuance.
Section 10.11    Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 10.12    Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction in any jurisdiction, such invalidity, illegality or unenforceability shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. Upon such determination that any provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 10.13    Third Parties. Except as provided in Article IX, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.
Section 10.14    Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 10.7 hereof shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
Section 10.15    Enforcement of Agreement. Each party acknowledges and agrees that, prior to Closing, the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller Parent or the Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled at law or in equity, prior to Closing it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

TEREX CORPORATION
By: /s/ Eric I Cohen
Name: Eric I Cohen
Title: Senior Vice President
TADANO LTD.
By: /s/ Koichi Tadano
Name: Koichi Tadano
Title: President and CEO

[Signature Page to Asset and Stock Purchase Agreement]